Exhibit 10.1


                                                                 EXECUTION COPY



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                            STOCK PURCHASE AGREEMENT

                                  by and among

                                 COMVERSE, INC.

                                       and

                            THE SELLING STOCKHOLDERS

                                 _______________

                            Dated as of April 7, 2006




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                                TABLE OF CONTENTS

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                                                                                                                PAGE
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Article I         DEFINITIONS.....................................................................................1

         1.1      Certain Definitions.............................................................................1
         1.2      Terms Defined Elsewhere in this Agreement.......................................................8
         1.3      Other Definitional and Interpretive Matters.....................................................9

Article II        SALE AND PURCHASE OF SHARES, PURCHASE PRICE; CLOSING...........................................10
         2.1      Sale and Purchase of Shares....................................................................10
         2.2      Purchase Price.................................................................................11
         2.3      Payment of Purchase Price......................................................................11
         2.5      Purchase Price Adjustment......................................................................11
         2.6      Earnout........................................................................................13
         2.7      Calculation of Earn-Out; Dispute...............................................................16
         2.8      Payment of Earn-Out Amount.....................................................................17
         2.9      Closing Date...................................................................................17
         2.10     Deliveries Prior to the Closing Date...........................................................17
         2.11     Deliveries on the Closing Date.................................................................17

Article III       REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLING STOCKHOLDERS............................18
         3.1      Organization and Good Standing.................................................................18
         3.2      Authorization of Agreement.....................................................................18
         3.3      Conflicts; Consents of Third Parties...........................................................19
         3.4      Ownership and Transfer of Shares...............................................................19
         3.5      Litigation.....................................................................................19
         3.6      Financial Advisors.............................................................................19

Article IV        REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY.........................................20
         4.1      Organization and Good Standing.................................................................20
         4.2      Authorization of Agreement.....................................................................20
         4.3      Conflicts; Consents of Third Parties...........................................................20
         4.4      Capitalization.................................................................................21
         4.5      Subsidiaries...................................................................................21
         4.6      Corporate Records..............................................................................22
         4.7      Financial Statements...........................................................................22
         4.8      No Undisclosed Liabilities.....................................................................23
         4.9      Absence of Certain Developments................................................................23
         4.10     Taxes..........................................................................................25
         4.11     Real Property..................................................................................26
         4.12     Tangible Personal Property.....................................................................27
         4.13     Intellectual Property..........................................................................27
         4.14     Material Contracts.............................................................................30
         4.15     Employee Benefits Plans........................................................................31
         4.16     Labor..........................................................................................32
         4.17     Litigation.....................................................................................33
         4.18     Compliance with Laws; Permits..................................................................33
         4.19     Insurance......................................................................................33
         4.21     Related Party Transactions.....................................................................34

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         4.22     Customers and Suppliers........................................................................34
         4.23     Product Warranty; Product Liability............................................................35
         4.24     Banks; Power of Attorney.......................................................................35
         4.25     Certain Payments...............................................................................35
         4.26     Financial Advisors.............................................................................35

Article V         REPRESENTATIONS AND WARRANTIES OF PURCHASER....................................................35
         5.1      Organization and Good Standing.................................................................36
         5.2      Authorization of Agreement.....................................................................36
         5.3      Conflicts; Consents of Third Parties...........................................................36
         5.4      Litigation.....................................................................................36
         5.5      Financial Advisors.............................................................................36

Article VI        COVENANTS......................................................................................37
         6.1      Access to Information; Confidentiality.........................................................37
         6.2      Conduct of the Business Pending the Closing....................................................37
         6.3      Third Party Consents...........................................................................41
         6.4      Governmental Consents and Approvals............................................................41
         6.5      Further Assurances.............................................................................41
         6.6      No Shop........................................................................................42
         6.7      Non-Competition; Non-Solicitation; Confidentiality.............................................43
         6.8      Confidentiality................................................................................43
         6.9      Publicity......................................................................................44
         6.10     Use of Name....................................................................................44
         6.11     Related-Party Transactions with Non-Management Affiliates......................................44
         6.12     Fees and Expenses..............................................................................45
         6.13     Notification of Certain Matters................................................................45
         6.14     Debt...........................................................................................45
         6.17     Resignation of Directors.......................................................................46

Article VII       CONDITIONS TO CLOSING..........................................................................46
         7.1      Conditions Precedent to Obligations of Purchaser...............................................46
         7.2      Conditions Precedent to Obligations of the Selling Stockholders................................48

Article VIII      INDEMNIFICATION................................................................................48
         8.1      Survival of Representations and Warranties.....................................................48
         8.2      Indemnification................................................................................49
         8.3      Indemnification Procedures.....................................................................50
         8.4      Limitations on Indemnification.................................................................52
         8.5      Calculation of claim...........................................................................53
         8.6      Selling Stockholders' Information..............................................................54
         8.7      Indemnity Escrow...............................................................................54
         8.8      Tax Matters....................................................................................55

Article IX        TERMINATION....................................................................................55
         9.1      Termination of Agreement.......................................................................55
         9.2      Procedure Upon Termination.....................................................................56
         9.3      Effect of Termination..........................................................................56

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Article X         MISCELLANEOUS..................................................................................56
         10.1     Expenses.......................................................................................56
         10.2     Stockholder Representative.....................................................................56
         10.3     Specific Performance...........................................................................57
         10.4     Submission to Jurisdiction; Consent to Service of Process......................................57
         10.5     Entire Agreement; Amendments and Waivers.......................................................58
         10.6     Governing Law..................................................................................58
         10.7     Notices........................................................................................58
         10.8     Severability...................................................................................59
         10.9     Binding Effect; Assignment.....................................................................59
         10.10    Non-Recourse...................................................................................59
         10.11    Counterparts...................................................................................59

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Exhibit A - Selling Stockholders Information

Exhibit B - Escrow Agreement

Exhibit C - Non-Employee Selling Stockholders

Exhibit D - Option Holders

Exhibit E - Minority Stockholders

Exhibit F - Financial Investors

Exhibit G - Amendment Agreement



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                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT, dated April 7, 2006 (the "AGREEMENT"), by and among Comverse, Inc., a Delaware corporation ("PURCHASER"), and certain stockholders of Netcentrex S.A., a company organized under the laws of France (the "COMPANY") listed on the signature pages hereof under the heading "Selling Stockholders" and such Minority Stockholders (as hereinafter defined) as may hereafter become parties hereto after the date hereof in accordance with Section
10.12 (collectively, the "SELLING STOCKHOLDERS").

                              W I T N E S S E T H:

         WHEREAS, the Selling Stockholders and the Minority Stockholders own an aggregate of 20,774,955 shares of the Company (together with the ordinary shares issued upon exercise of Company Options prior to the Closing, the "SHARES"), divided into 13,971,970 ordinary shares, (euro)0.03 par value per share and 6,772,985 B shares, (euro)0.03 par value per share, which constitute 100% of the issued and outstanding shares of capital stock of the Company at the date hereof (excluding the ordinary shares of the Company held by the Company);

         WHEREAS, certain Selling Stockholders executing this Agreement as of the date hereof are financial institutions listed on Exhibit F attached hereto (the "FINANCIAL INVESTORS;" the Selling Stockholders other than the Financial Investors are referred to herein as the "NON-FINANCIAL INVESTOR STOCKHOLDERS");

         WHEREAS, 3,261,507 Shares (the "MINORITY SHARES") are held by the Persons listed in Exhibit E (the "MINORITY STOCKHOLDERS") who are not parties to this Agreement as of the date hereof but who may become parties to this Agreement in accordance with Section 10.12;

         WHEREAS, the persons listed on Exhibit D are the beneficial and record owners of 100% of the Company Options in the proportions set forth on Exhibit D.

         WHEREAS, as a result of the exercise of the Company Options (as defined below), a maximum of 898,423 new shares may be issued prior to Closing.

         WHEREAS, the Selling Stockholders desire to sell to Purchaser, and Purchaser desires to purchase from the Selling Stockholders, all Shares held by the Selling Stockholders for the purchase price and upon the terms and conditions hereinafter set forth; and

         WHEREAS, certain terms used in this Agreement are defined in Section
1.1;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties, intending to be legally bound, hereby agree as follows:

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                                    ARTICLE I

                                   DEFINITIONS

                  1.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

                  "2006 TARGET OPERATING INCOME" shall mean the sum of (a)
(euro)7,700,000 and (b) the product of the Closing Stub Period and
(euro)2,600,000.

                  "2006 TARGET REVENUE" shall mean the sum of (a)
(euro)35,800,000 and (b) the product of the Closing Stub Period and
(euro)13,900,000.

                  "2007 TARGET REVENUE" shall mean (euro)77,800,000.

                  "2007 TARGET OPERATING INCOME" shall mean (euro)15,500,000.


                  "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

                  "BALANCE SHEET ADJUSTMENT" shall mean the sum of the Closing Working Capital Adjustment and the Closing Cash Adjustment, to the extent that such amount is greater than zero, it being understood and agreed that such amount shall be zero if the resulting sum is less than zero.

                  "BUSINESS DAY" means any day of the year on which national banking institutions in both New York, New York and in Paris, France are open to the public for conducting business and are not required or authorized to close.

                  "CARVE OUT OPTIONS" shall mean Unvested Company Options in respect of 400,000 underlying ordinary shares of the Company.

                  "CASH" means the cash and bank deposits as reflected in bank statements, and certificates of deposit less escrowed amounts or other restricted cash balances and less the amounts of any unpaid checks, drafts and wire transfers issued on or prior to the date of determination, calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements, it being understood that in no event shall shares of the Company's capital stock held by the Company be deemed Cash.

                  "CASH EXTRACTION" means the distribution of Cash by the Company or any of the Subsidiaries by declaring, setting aside, making or paying any dividend or other distribution in respect of the capital stock of, or other ownership interests in, the Company or any of the Subsidiaries, by reducing the


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share capital, repurchasing, redeeming or otherwise acquiring any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries, by effecting any recapitalization, reclassification, or like change in the capitalization of the Company or any of the Subsidiaries, or otherwise, during the period commencing on the date hereof and ending on the Closing Date; it being understood that, any cash extraction shall be made in respect of all of the Shares on a pro rata basis.

                  "CHANGE IN CONTROL PAYMENTS" means (i) any severance, retention, "stay around," bonus, accelerated payment or other similar payment to any Person payable by the Company or any of its Subsidiaries under any Contract by which the Company or any of its Subsidiaries is bound, one condition to the payment of which is the Company entering into this Agreement or the consummation of any of the transactions contemplated hereby and (ii) all cash payments made or obligations incurred (including, without limitation, any Taxes and social contribution costs and, to the extent paid or incurred, the Option Payments) by the Company or the Subsidiaries at or prior to the Closing in respect of the cancellation or exercise of Company Options other than the Carve Out Options.

                  "CLOSING BALANCE SHEET" means the consolidated balance sheet of the Company and the Subsidiaries as of the open of business on the Closing Date prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures (including with respect to revenue recognition (for purposes of clarity, license revenue is to be recognized upon acceptance)), with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company's audited Financial Statements for the most recent fiscal year end as if such Closing Balance Sheet was as of a fiscal year end.

                  "CLOSING CASH" means the consolidated Cash and any short-term, highly liquid investments that are both readily convertible to known amounts of cash and having such maturity that they present insignificant risk of changes in value because of changes in interest rates such as Treasury bills, commercial paper, money market funds, and any other cash equivalents of the Company and the Subsidiaries as of the open of business on the Closing Date, it being understood that in no event shall shares of the Company's capital stock held by the Company be included in Closing Cash.

                  "CLOSING CASH ADJUSTMENT" means (euro)3,000,000 less Closing Cash, it being understood that this amount shall be equal to zero in the event that Closing Cash exceeds (euro)3,000,000.

                  "CLOSING NET INDEBTEDNESS" means the Indebtedness of the Company and its Subsidiaries as of the Closing Date less the Closing Cash, it being understood that, if the Closing Cash exceeds the consolidated Indebtedness of the Company and the Subsidiaries on the Closing Date, "CLOSING NET INDEBTEDNESS" shall be zero.

                  "CLOSING STUB PERIOD" shall mean the quotient obtained by dividing the positive number of days between the Closing Date and June 30, 2006 (including, for this purpose, June 30, 2006) by 91.


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                  "CLOSING WORKING CAPITAL" means (i) the consolidated Included
Current Assets of the Company and the Subsidiaries, less (ii) the consolidated Included Liabilities of the Company and the Subsidiaries, determined as of the open of business on the Closing Date.

                  "CLOSING WORKING CAPITAL ADJUSTMENT" means (euro)3,000,000 less the Closing Working Capital less the Closing Cash Adjustment, it being understood that if the resulting amount is less than zero, the Closing Working Capital Adjustment shall be zero.

                  "COMPANY OPTIONS" means the outstanding 2,623,585 options de souscription d'actions issued by the Company.

                  "COMPANY TRANSACTION EXPENSES" means the sum of (i) the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of, or paid or to be paid by, the Company or any of the Subsidiaries and set forth on Schedule 4.26; (ii) the aggregate amount of Change in Control Payments; and (iii) all cash payments made or obligations incurred at or prior to Closing in respect of the acquisition by the Company of all outstanding shares of Netcentrex Desarrollos S.L. prior to the Closing in excess of
(euro)420,000.

                  "CONSOLIDATED TAX RETURN" shall mean all Tax Returns relating to Taxes of a consolidated, combined or unitary group which includes both (i) one of the Selling Stockholders and at least one Subsidiary (other than the Company and the Subsidiaries) and (ii) the Company or any of the Subsidiaries.

                  "CONTRACT" means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

                  "ESCROW ACCOUNT" means a separate account, set up pursuant to the Escrow Agreement, where the Indemnity Escrow Amount is held for disbursement by the Escrow Agent.

                  "ESCROW AMOUNT" means the Indemnity Escrow Amount.

                  "ESTIMATED CLOSING BALANCE SHEET" shall mean the estimated consolidated balance sheet of the Company and the Subsidiaries as of the open of business on the Closing Date prepared by the Company in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures (including with respect to revenue recognition (for purposes of clarity, license revenue is to be recognized upon acceptance)), with consistent classifications, judgments and valuation and estimation and accrual methodologies that were used in the preparation of the Company's audited Financial Statements for the most recent fiscal year end as if such Estimated Closing Balance Sheet were being prepared and audited as of a fiscal year end and utilizing all information available to the Company through the date of delivery thereof to Purchaser.

                  "EXCHANGE RATE" shall mean the currency exchange rate maintained by the Bank of France on the relevant date of determination.


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
                  "GAAP" means generally accepted accounting principles in France as of the date hereof used for consolidation purposes (i.e. according to CRC No. 99-02 and for the purposes of clarity, using the Exchange Rate).

                  "GOVERNMENTAL BODY" means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

                  "INCLUDED CURRENT ASSETS" means current assets net of any reserves, including, without limitation, accounts receivable, inventory and prepaid expenses, but excluding deferred tax assets determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company's audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

                  "INCLUDED LIABILITIES" means all Liabilities, including, without limitation, operating accounts payable, deferred revenues, advance payments, accrued Taxes, Indebtedness (for purposes of clarity, including both short-term and long-term obligations) and accrued expenses, but excluding up to
(euro)350,000 of the subsidies reflected on the Financial Statements for the most recent fiscal year end, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company's audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

                  "INDEBTEDNESS" of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property (including shares or Intellectual Property rights), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)), including, without limitation, with respect to the Company, all obligations under (A) that certain Share Purchase Agreement dated January 27, 2006 by and among the Company and the shareholders of NeoTIP and the agreements contemplated thereby and (B) that certain agreement between NeoTIP and France Telecom dated August 8, 2005; (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any other Person for the payment of which such first Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations


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of the type referred to in clauses (i) through (vi) of any other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such first Person (whether or not such obligation is assumed by such Person).

                  "INDEMNITY ESCROW AMOUNT" means $24,600,000.

                  "INTELLECTUAL PROPERTY" means all intellectual property rights owned or used by the Company and the Subsidiaries arising from or in respect of the following, whether protected, created or arising under the Laws of the United States, France or any other jurisdiction: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, and all similar rights arising under the Laws of any jurisdiction (collectively, "PATENTS"), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (collectively, "MARKS"), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, "COPYRIGHTS"), (iv) discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases, and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals of the Company and the Subsidiaries, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Copyrights or Patents (collectively, "TRADE SECRETS"), and (v) all Software and Technology of the Company and the Subsidiaries.

                  "INTELLECTUAL PROPERTY LICENSES" means (i) any grant by the Company or any Subsidiary to another Person of any right to use any of the Intellectual Property, and (ii) any grant by another Person to the Company or any Subsidiary of a right to use such Person's intellectual property rights included in the Intellectual Property.

                  "INVESTOR STOCKHOLDERS" means the "Investisseur du Premier Tour," the "Investisseur du Second Tour" and the "Investisseur du Troisieme Tour" as each is defined in the Shareholders Agreement.

                  "KNOWLEDGE" means, with respect to any Person that is not an individual, the actual knowledge of such Person's directors and executive officers or, in the case of an individual, his or her actual knowledge.

                  "LAW" means any domestic, foreign, international, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other requirement having the force of law.


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
                  "LEGAL PROCEEDING" means any judicial, administrative or arbitral actions, suits, mediation, investigation, inquiry, proceedings or claims (including counterclaims) by or before a Governmental Body.

                  "LIABILITY" means any and all debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto including all fees, disbursements and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

                  "LIEN" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

                  "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect on the financial condition, assets, liabilities, businesses, results of operations of the Company or any of its Subsidiaries or (ii) the ability of the Selling Stockholders and the Minority Stockholders to consummate the transactions contemplated by, or perform their respective obligations under, this Agreement or the other Seller Documents to which they are a party, other than, in the case of clause (i), a material adverse change resulting from an Excluded Matter. For the purpose of this paragraph, "EXCLUDED MATTER" means any one or more of the following: (i) the effect of any event that generally affects the industry in which the Company and/or Subsidiaries operates (including as a result of (ii) below), provided that the Company and the Subsidiaries are not disproportionately adversely affected; (ii) the effect of any event arising in connection with earthquakes, acts of war, sabotage or terrorism, military actions or the escalation thereof, provided that the Company and the Subsidiaries are not disproportionately adversely affected; or (iii) the effect of any action taken by Purchaser or its Affiliates with respect to the Transactions contemplated hereby or with respect to the Company and/or Subsidiaries, including their employees.

                  "NON-EMPLOYEE SELLING STOCKHOLDERS" shall mean those Selling Stockholders listed on Exhibit C.

                  "OPTION HOLDERS" means the Persons owning Company Options, a list of whom is set forth on Exhibit D.

                  "ORDER" means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

                  "ORDINARY COURSE OF BUSINESS" means the ordinary and usual course of day-to-day operations of the business of the Company and the Subsidiaries through the date hereof consistent with past practice.


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
                  "PERMITS" means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

                  "PERMITTED EXCEPTIONS" means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been delivered to Purchaser; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Financial Statements in accordance with GAAP; (iii) mechanics', carriers', workers', and repairers' Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the Company Property so encumbered and that are not resulting from a breach, default or violation by the Company or any of the Subsidiaries of any Contract or Law; and (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated.

                  "PERSON" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

                  "SOFTWARE" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

                  "SUBSIDIARY" means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors, board of managers or comparable body of such Person.

                  "TAXES" means all taxes, whether direct or indirect, tariffs, contributions or charges, fees, duties, levies, assessed or collected by or under the authority of any Taxing Authority and payable by the Company and its Subsidiaries in accordance with Tax regulations, including without limitation corporate income tax, withholding tax, local taxes, value added tax, registration and transfer duties, customs duties, social contributions. Such Taxes shall also include interest, fines, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns or Tax regulations.

                  "TAXING AUTHORITY" means any Governmental Body responsible for the administration of any Tax.

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                  "TAX RETURN" means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company, any of the Subsidiaries, or any of their Affiliates.

                  "TECHNOLOGY" means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used by the Company or any Subsidiary.

                  "UNVESTED COMPANY OPTIONS" shall mean those Company Options exercisable for ordinary shares of the Company at an exercise price of
(euro)6.00 per ordinary share which are not exercisable and remain subject to vesting.

                  1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term                                                 Section
----                                                 -------
2006 Earn-Out Period                                 Section 2.5(b)
2007 Earn-Out Period                                 Section 2.5(d)
2006 Operating Income Amount                         Section 2.5(c)
2006 Revenue Amount                                  Section 2.5(b)
2006 Target Operating Income                         Section 2.5(c)
2006 Target Revenue                                  Section 2.5(b)
2007 Operating Income Amount                         Section 2.5(e)
2007 Revenue Amount                                  Section 2.5(d)
2007 Target Operating Income                         Section 2.5(e)
2007 Target Revenue                                  Section 2.5(d)
Acquisition Transaction                              6.6(a)
Agreement                                            Recitals
Antitrust Laws                                       6.4
Assumed Options                                      7.1(l)
Arbiter                                              2.4(b)(iii)
Audited Financial Statements                         7.1(j)
Balance Sheet                                        4.7(a)
Balance Sheet Date                                   4.7(a)
Basket                                               8.4(a)
Cap                                                  8.4(b)

                                       9

Term                                                 Section
----                                                 -------

Chinese Venture                                      6.2(b)(xxiii)
Closing                                              2.8
Closing Date                                         2.8
Common Stock                                         4.4(a)
Company                                              Recitals
Company Marks                                        6.9
Company Permits                                      4.18(b)
Company Plans                                        4.15(a)
Company Property                                     4.11(c)
Confidential Information                             6.1/6.7(c)
Confidentiality Agreement                            6.1
Contractual Agreements                               6.16
Copyrights                                           1.1 (in Intellectual Property definition)
Earn-Out Amount                                      2.5(a)
Earn-Out Payment Date                                2.7
Earn-Out Statement                                   2.6(a)
Employees                                            4.15(a)
Escrow Agent                                         8.7
Escrow Agreement                                     8.7
Estimated Purchase Price Adjustment                  2.4(a)
Financial Statements                                 4.7(a)
Indemnity Escrow Amount                              8.5
Losses                                               8.2(a)
Marks                                                1.1 (in Intellectual Property definition)
Material Contracts                                   4.14(a)
Option Holdback                                      2.3(a)
Option Payments                                      6.13
Other Company Equity Rights                          4.4(b)
Outstanding Shares                                   Recitals
Patents                                              1.1 (in Intellectual Property definition)
Per Share Price                                      2.2
Personal Property Leases                             4.12(b)
Preemptive Right                                     6.18
Promisors                                            6.16
Purchase Price                                       2.2
Purchase Price Adjustment                            2.4(a)
Purchase Price Excess                                2.4(b)(iv)
Purchaser                                            Recitals
Purchaser Documents                                  5.2
Purchaser Indemnified Parties                        8.2(a)
Real Property Lease                                  4.11(a)
Related Persons                                      4.21
Representatives                                      6.6(a)
Restricted Business                                  6.7(a)

                                       10

Term                                                 Section
----                                                 -------

Revised Statements                                   8.6(b)(iv)
Selling Stockholders                                 Recitals
Selling Stockholder Documents                        3.2
Selling Stockholder Indemnified Parties              8.2(b)
Shareholders Agreement                               6.6
Shares Holdback                                      2.3(a)
Stockholder Representative                           10.2(a)
Straddle Period                                      8.6(c)
Shares                                               Recitals
Survival Period                                      8.1
Tax Benefit                                          8.5(a)
Tax Claim                                            8.6(d)(i)
Termination Date                                     9.1(a)
Third Party Claim                                    8.3(b)
Trade Secrets                                        1.1 (in Intellectual Property definition)
Unresolved Claims                                    8.5
US GAAP                                              2.5(a)(ii)



                  1.3 Other Definitional and Interpretive Matters.

                  (a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

                  Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

                  Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

                  Euros. Any reference in this Agreement to (euro) shall mean Euros.

                  Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein (for purposes of clarity, provisions set forth in Articles III, IV and V shall be read together with the corresponding Schedule (if any) referenced therein, which shall be incorporated herein by reference). Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

                  Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

                  Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any "Section" are to the corresponding Section of this Agreement unless otherwise specified.

                  Herein. The words such as "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

                  Including. The word "including" or any variation thereof means "including, without limitation" and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

                  (b) Purchaser and certain Selling Stockholders (other than the Financial Investors) have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party (including, for purposes of clarity, the Financial Investors) by virtue of the authorship of any provision of this Agreement.

                  (c) For purposes of clarity and solely for purposes of this Agreement, no Financial Investor shall have any joint liability hereunder with any other Selling Stockholder.

                                   ARTICLE II

              SALE AND PURCHASE OF SHARES, PURCHASE PRICE; CLOSING

                  2.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, on the Closing Date, each Selling Stockholder agrees to sell to Purchaser, free and clear of any and all Liens, and Purchaser agrees to purchase from each Selling Stockholder, the Shares owned by such Selling Stockholder set forth opposite such Selling Stockholder's name on Exhibit A hereto.

                  2.2 Purchase Price. The aggregate purchase price to be paid by Purchaser for the Shares shall be the sum of (a) $164,000,000 (the "PURCHASE PRICE") less the Purchase Price Adjustment and (b) solely with respect to the Non-Financial Investor Stockholders, the Earn Out Amount, if any, provided for in Section 2.5. The "PER SHARE PRICE" shall mean the quotient obtained by dividing (i) the Purchase Price by (ii) the aggregate number of Shares.

                  2.3 Payment of Purchase Price.

                  (a) On the Closing Date, Purchaser shall pay the Purchase Price less the sum of (i) the Estimated Purchase Price Adjustment, (ii) $2,000,000 (the "HOLDBACK"), (iii) the product of the Per Share Price and the number of Shares (if any) which are not tendered at Closing as permitted by
Section 7.1(n) (the "SHARES HOLDBACK"), (iv) the excess (if any) ("OPTION HOLDBACK") of (A) the sum of (1) the product of the Per Share Price and the number of Assumed Options and (2) the amount of Taxes or social contribution costs which would be incurred by the Company upon exercise of such Assumed Options over (B) the sum of the exercise prices of each Assumed Option and (v) the Indemnity Escrow Amount, by wire transfer of immediately available funds into accounts designated in writing by the Stockholder Representative (provided that the Stockholder Representative may designate for each Financial Investor a separate wire as specified therein and that the aggregate number of separate destination accounts shall not exceed twenty) not less than three Business Days prior to the Closing Date, with the Purchase Price to be paid to the Selling Stockholders by the Stockholder Representative and the Persons identified in the above-referenced written notice in accordance with Exhibit A. For the purposes of clarity and consistent with Exhibit A, the Indemnity Escrow Amount shall not be deducted from the amounts payable to the Financial Investors and the Investor Stockholders hereunder. Each of the Stockholder Representative and the Persons identified in and executed in counterpart the above-referenced notice shall be responsible for making all payments to the Selling Stockholders and Minority Parties after receipt of the amounts from Purchaser.

                  (b) On the Closing Date, Purchaser shall pay the Escrow Amount to the Escrow Agent in cash payable by wire transfer of immediately available funds for deposit into the Escrow Account.

                  2.4 Purchase Price Adjustment.

                  (a) The "PURCHASE PRICE ADJUSTMENT" shall mean the sum of (i) Balance Sheet Adjustment, (ii) any and all Company Transaction Expenses incurred prior to the Closing Date and (iii) the Closing Net Indebtedness; provided, however, that if the Purchase Price Adjustment, as calculated in accordance with the foregoing, exceeds, $24,600,000, then the Purchase Price Adjustment shall be $24,600,000. Not later than three Business Days prior to the Closing Date, the Company shall provide to Purchaser its good faith estimates (based on the most current information available to the Company) of the Estimated Closing Balance Sheet and estimated Purchase Price Adjustment (derived, to the extent applicable, from the Estimated Closing Balance Sheet) and the Stockholder Representative and Purchaser shall seek to agree, in good faith, upon an estimate of the Purchase Price Adjustment (the "ESTIMATED PURCHASE PRICE ADJUSTMENT"); provided, however, in the event that the Stockholder Representative and the Purchaser fail or are unable to so agree on the Estimated Purchase Price Adjustment, the Purchase Price payable at the Closing shall be reduced based upon the Estimated Purchase Price Adjustment furnished by the Company (which shall be deemed to be the Estimated Purchase Price Adjustment for purposes hereof) and any dispute concerning the amounts thereof after the Closing shall be resolved in accordance with Section 2.4. Each of the Purchase Price Adjustment and the Estimated Purchase Price Adjustment shall be calculated applying the Exchange Rate in effect as of the date of delivery of the Estimated Closing Balance Sheet and the Closing Balance Sheet, as applicable.

                  (b) Post-Closing Date Purchase Price Adjustment.

                  (i) Following the Closing, the Purchase Price shall be adjusted as provided herein to reflect the difference between the Estimated Purchase Price Adjustment and the Purchase Price Adjustment, as finally determined pursuant to this Section 2.4(b) Within 60 days following the Closing Date, Purchaser shall deliver to the Stockholder Representative the Closing Balance Sheet, together with a calculation of the Purchase Price Adjustment (derived from the Closing Balance Sheet and/or such other books and records of the Company and the Subsidiaries as are applicable).

                  (ii) Subject to the execution of customary auditors' confidentiality and liability release undertakings (covering "secret d'affaires") by the Selling Stockholders on its behalf and on behalf of its representatives (including its auditors), Purchaser shall provide Selling Stockholders' auditors with full and prompt access to the books and records and relevant personnel of Purchaser, the Company and Subsidiaries and their statutory auditors for the purpose of reviewing the Closing Balance Sheet. Such access shall be (x) during normal business hours and upon reasonable advance notice, (y) up until the final determination of the Purchase Price Adjustment, and (z) as the case may be, in the course of any dispute or litigation arising out of the Closing Balance Sheet, to the extent that such dispute or litigation is permitted under the present Agreement. The Selling Stockholders shall use such access for the sole purpose of the determination of the Purchase Price Adjustment. In addition, Selling Stockholders' auditors shall have full access to the accounting books and records, work papers, schedules or additional documents prepared, used or otherwise generated by the statutory auditors of the Company and Subsidiaries.

                  (iii) The Closing Balance Sheet and calculation of the Purchase Price Adjustment delivered by Purchaser to the Stockholder Representative shall be conclusive and binding upon the parties unless the Stockholder Representative, within sixty (60) days after delivery thereof, notifies Purchaser in writing that the Stockholder Representative disputes any of the amounts set forth therein, specifying the nature of the dispute and the basis therefor. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Closing Balance Sheet and the Purchase Price Adjustment, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within 20 calendar days after notice is given by the Stockholder Representative to Purchaser pursuant to the second preceding sentence, the parties shall submit the dispute to a mutually satisfactory partner in the Paris office of the accounting firm of Ernst & Young LLP or, if no partner at such firm will act, to a partner at such other nationally recognized independent accounting firm which is mutually agreeable to the Stockholder Representative and Purchaser (the "ARBITER") for resolution. If the parties cannot agree on the selection of a partner at an independent accounting firm to act as Arbiter, the parties shall request the Commercial Court of Paris ("Tribunal de commerce de Paris") to appoint such a partner, and such appointment shall be conclusive and binding on the parties. Promptly, but no later than 20 calendar days after acceptance of his or her appointment as Arbiter, the Arbiter shall determine (it being understood that in making such determination, the Arbiter shall be functioning as an expert and not as an arbitrator), based solely on written submissions by Purchaser and the Stockholder Representative, and not by independent review, only those issues in dispute and shall render a written report as to the resolution of the dispute and the resulting computation of the Purchase Price Adjustment which shall be conclusive and binding on the parties. All proceedings conducted by the Arbiter shall take place in Paris. In resolving any disputed item, the Arbiter (x) shall be bound by the provisions of this Section 2.4 and
         (y) may not assign a value to any item greater than the greatest value for such items claimed by either party or less than the smallest value for such items claimed by either party. The fees, costs and expenses of the Arbiter shall be allocated to and borne by Purchaser and the Selling Stockholders based on the inverse of the percentage that the Arbiter's determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Arbiter. For example, should the items in dispute total in amount to $1,000 and the Arbiter awards $600 in favor of the Selling Stockholders' position, 60% of the costs of its review would be borne by Purchaser and 40% of the costs would be borne by the Selling Stockholders.

                  (iv) Upon final determination of the Purchase Price Adjustment, if the Purchase Price Adjustment exceeds the Estimated Purchase Price Adjustment (the "PURCHASE PRICE EXCESS"), the Selling Stockholders shall pay to Purchaser the amount, if any, by which the Purchase Price Excess exceeds the Holdback. Any amounts payable by the Selling Stockholders under this clause shall be payable on a pro rata basis based upon the relative number of Shares held by such Selling Stockholder as compared to the aggregate number of Shares held by the Selling Stockholders, promptly, but no later than five Business Days after such final determination, together with interest thereon from the Closing Date to the date of payment thereof as determined below. If the Purchase Price Excess is less than the Holdback, Purchaser shall pay to the Stockholder Representative, on behalf of Selling Stockholders, on a pro rata basis based upon the relative number of Shares held by such Selling Stockholder as compared to the aggregate number of Shares held by the Selling Stockholders, the amount of such difference promptly, but no later than five Business Days after such final determination, together with interest thereon from the Closing Date to the date of payment thereof as determined below. The payments to be made in accordance with this Section 2.4(b)(iv) by Purchaser shall be made by wire transfer of immediately available funds into accounts designated in writing by the Stockholder Representative (provided that the Stockholder Representative may designate for each Financial Investor a separate wire as specified therein and that the aggregate number of separate destination accounts shall not exceed twenty).

                  (v) Upon final determination of the Purchase Price Adjustment, if the amount thereof is less than the Estimated Purchase Price Adjustment, Purchaser shall pay to the Selling Stockholders, on a pro rata basis based upon the relative number of Shares held by such Selling Stockholder as compared to the aggregate number of Shares held by the Selling Stockholders, the sum of (A) the amount of such difference and (B) the Holdback, promptly, but no later than five Business Days after such final determination, together with interest thereon from the Closing Date to the date of payment thereof as determined below. The payments to be made in accordance with this
         Section 2.4(b)(v) by Purchaser shall be made by wire transfer of immediately available funds into accounts designated in writing by the Stockholder Representative (provided that the Stockholder Representative may designate for each Financial Investor a separate wire as specified therein and that the aggregate number of separate destination accounts shall not exceed twenty).

                  (vi) For the purposes of this Section 2.4(b), interest will be payable by the Selling Stockholders at the "prime" rate, as announced by The Wall Street Journal, Eastern Edition, from time to time to be in effect, calculated based on a 365 day year and the actual number of days elapsed.

                  2.5 Earnout.

                  (a) The earn-out payment (the "EARN-OUT AMOUNT") shall be equal to the sum of (i) the 2006 Revenue Amount, (ii) the 2007 Revenue Amount,
(iii) the 2006 Operating Income Amount and (iv) the 2007 Operating Income
Amount.

                  (b) The 2006 Revenue Amount.

                  (i) The 2006 Revenue Amount shall be equal to:

                           (1) zero, if 2006 Actual Revenue is less than sixty-five percent (65%) of 2006 Target Revenue;

                           (2) six-hundred sixty-six thousand and five hundred US dollars ($666,500), if 2006 Actual Revenue is equal to or exceeds sixty-five percent (65%) of 2006 Target Revenue and is less than eighty percent (80%) of 2006 Target Revenue; or

                           (3) two million six hundred sixty-six thousand US dollars ($2,668,000) multiplied by a fraction, the numerator of which shall be 2006 Actual Revenue and the denominator of which shall be the 2006 Target Revenue, if the 2006 Actual Revenue is equal to or exceeds eighty percent (80%) of the 2006 Target Revenue and is below the 2006 Target Revenue; or

                           (4) two million six hundred sixty-eight thousand US dollars ($2,668,000), if 2006 Actual Revenue is equal to or exceeds one hundred percent (100%) of 2006 Target Revenue.

                  (ii) The 2006 Actual Revenue shall mean the Company's revenue (chiffre d'affaires), determined in accordance with generally accepted accounting principles in the United States applied consistent with Purchaser's past practice ("US GAAP"), for the period starting on the Closing Date and ending on January 31, 2007 (the "2006 EARN-OUT PERIOD"), provided, however, that 2006 Actual Revenue shall be calculated as if the Company and the Subsidiaries continued to operate independently from Purchaser throughout the 2006 Earn-Out Period.

                  (c) The 2006 Operating Income Amount.

                  (i) The 2006 Operating Income Amount shall be equal to:

                           (1) zero, if 2006 Actual Operating Income is less than sixty-five percent (65%) of 2006 Target Operating Income; or

                           (2) six hundred sixty-six thousand and five hundred US dollars ($666,500), if 2006 Actual Operating Income is equal to or exceeds sixty-five percent (65%) of 2006 Target Operating Income and is less than eighty percent (80%) of 2006 Target Operating Income; or

                           (3) two million six hundred sixty-eight thousand US dollars ($2,668,000) multiplied by a fraction, the numerator of which shall be 2006 Actual Operating Income and the denominator of which shall be the 2006 Target Operating Income, if the 2006 Actual Operating Income is equal to or exceeds eighty percent (80%) of the 2006 Target Operating Income and is below the 2006 Target Operating Income; or

                           (4) two million six hundred sixty-six thousand US dollars ($2,668,000), if 2006 Actual Operating Income is equal to or exceeds one hundred percent (100%) of 2006 Target Operating Income.

                  (ii) The 2006 Actual Operating Income shall mean the Company's operating income, determined in accordance with US GAAP, for the 2006 Earn-Out Period, provided, however, that the 2006 Actual Operating Income shall be calculated as if the Company and the Subsidiaries continued to operate independently from Purchaser throughout the 2006 Earn-Out Period.

                  (d) The 2007 Revenue Amount.

                  (i) The 2007 Revenue Amount shall be equal to:

                           (1) zero, if the 2007 Actual Revenue Amount is below sixty-five percent (65%) of the 2007 Target Revenue Amount; or

                           (2) two million six hundred sixty-six thousand US dollars ($2,666,000), if 2007 Actual Revenue is equal to or exceeds sixty-five percent (65%) of the 2007 Target Revenue and is less than eighty percent (80%) of 2007 Target Revenue; or

                           (3) five million three hundred thirty-two thousand US dollars ($5,332,000) multiplied by a fraction, the numerator of which shall be 2007 Actual Revenue and the denominator of which shall be the 2007 Target Revenue, if the 2007 Actual Revenue is equal to or exceeds eighty percent (80%) of the 2007 Target Revenue and is below the 2007 Target Revenue; or

                           (4) five million three hundred thirty-two thousand US dollars ($5,332,000), if the 2007 Actual Revenue is equal to or exceeds the 2007 Target Revenue.

                  (ii) The 2007 Actual Revenue shall mean the Company's revenue (chiffre d'affaires), determined in accordance with US GAAP, for the period starting on February 1, 2007 and ending on January 31, 2008 (the "2007 EARN-OUT PERIOD"), provided, however, that the 2007 Actual Revenue shall be calculated as if the Company and the Subsidiaries continued to operate independently from Purchaser throughout the 2007 Earn-Out Period.

                  (e) The 2007 Operating Income Amount.

                  (i) The 2007 Operating Income Amount shall be equal to:

                           (1) zero, if the 2007 Operating Income is below sixty-five percent (65%) of the 2007 Target Operating Income; or

                           (2) two million six hundred sixty-six thousand US dollars ($2,666,000), if 2007 Actual Operating Income is equal to or exceeds sixty-five percent (65%) of the 2007 Target Operating Income and is less than eighty percent (80%) of 2007 Target Operating Income;

                           (3) five million three hundred thirty-two thousand US dollars ($5,332,000), multiplied by a fraction, the numerator of which shall be 2007 Actual Operating Income and the denominator of which shall be the 2007 Target Operating Income, if the 2007 Actual Operating Income is equal to or exceeds eighty percent (80%) of the 2007 Target Operating Income and is below the 2007 Target Operating Income; or

                           (4) five million three hundred thirty-two thousand US dollars ($5,332,000), if the 2007 Actual Operating Income is equal to or exceeds the 2007 Target Operating Income.

                  (ii) The 2007 Actual Operating Income shall mean the Company's operating income (resultat d'exploitation), determined in accordance with US GAAP, for the 2007 Earn-Out Period; provided, however, that the 2007 Actual Operating Income shall be calculated as if the Company and the Subsidiaries continued to operate independently from Purchaser throughout the 2007 Earn-Out Period.

                  2.6 Calculation of Earn-Out; Dispute.

                  (a) No later than sixty (60) days after each of January 31, 2007 and January 31, 2008, Purchaser shall deliver to the Stockholder Representative a statement (each, an "EARN-OUT STATEMENT"), setting forth in reasonable detail the calculation of the Earn-Out Amount for the 2006 Earn-Out Period or the 2007 Earn-Out Period. The Non-Financial Investor Stockholders and Purchaser acknowledge and agree that the Earn-Out Statement shall be prepared in accordance with US GAAP and the actual results will be converted to Euros using the Exchange Rate in effect as of January 31, 2007 and January 31, 2008, as applicable.

                  (b) The Stockholder Representative shall have forty-five (45) days after the delivery of the Earn-Out Statement to review the Earn-Out Statement and to object to the calculation of the Earn-Out in writing, specifying the nature of the dispute and the basis therefor. The parties shall in good faith attempt to resolve any dispute and, if the parties so resolve all disputes, the Earn-Out Statement, as amended to the extent necessary to reflect the resolution of the dispute, shall be conclusive and binding on the parties. If the parties do not reach agreement in resolving the dispute within 20 calendar days after notice is given by the Stockholder Representative to Purchaser pursuant to the second preceding sentence, the parties shall submit the dispute to the Arbiter selected as set forth in Section 2.4(a)(iii) and resolve the dispute in accordance with the terms and conditions set forth in
Section 2.4(a)(iii).

                  (c) Subject to the execution of customary auditors' confidentially and liability release undertakings (covering "secret d'affaires") by the Stockholder Representative and Purchaser on its behalf and on behalf of its representatives (including its auditors), Purchaser shall provide Stockholder Representative's auditors with prompt and reasonable access to the books and records and relevant personnel of Purchaser, the Company and Subsidiaries and to their statutory auditors for the purpose of reviewing the Earn-Out Statement. Such access shall be (i) during normal business hours and upon reasonable advance notice, (ii) up until the final determination of the Earn-Out Amount, and (iii) as the case may be, in the course of any dispute or litigation arising out of the Earn-Out Statement, to the extent that such dispute or litigation is permitted under this Agreement. The Stockholder Representative shall use such access for the sole purpose of the determination of the Earn-Out Amount.

                  2.7 Payment of Earn-Out Amount. No later than ten (10) Business Days after the final determination (in accordance with Section 2.6) of the Earn-Out Statement for the 2006 Earn-Out Period and the 2007 Earn-Out Period (each, an "EARN-OUT PAYMENT DATE"), Purchaser shall pay to the Stockholder Representative, on behalf of the Non-Financial Investor Stockholders, the 2006 Revenue Amount and the 2006 Operating Income Amount, or of the 2007 Revenue

Amount and the 2007 Operating Income Amount, as the case may be, due hereunder, in accordance with the instructions provided by the Stockholder Representative to Purchaser at least five (5) Business Days before the Earn-Out Payment Date. The Stockholder Representative shall be responsible for making all payments of the Earn-Out Amount to the Non-Financial Investor Stockholders after receipt of the amounts from Purchaser.

                  2.8 Closing Date. The consummation of the sale and purchase of the Shares provided for in Section 2.1 hereof (the "CLOSING") shall take place at the offices of Weil, Gotshal & Manges LLP located at 2, rue de la Baume, 75008 Paris (or at such other place as the parties may designate in writing) at 10:00 a.m. (Paris time) on a date to be specified by the parties (the "CLOSING DATE"), which date shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the parties hereto.

                  2.9 Deliveries Prior to the Closing Date. No later than three Business Days prior to the Closing Date and together with the Estimated Closing Balance Sheet, the Company shall deliver to Purchaser the final invoices in respect of Company Transaction Expenses and the statement setting forth an estimate of Company Transaction Expenses, pursuant to Section 6.11.

                  2.10 Deliveries on the Closing Date. At the Closing, the Selling Stockholders shall deliver or cause the Company to deliver, as applicable, to Purchaser:

                  (a) Subject to Section 7.1(l), satisfactory evidence that (i) each Option Holder has validly exercised his/her Company Options with effect prior to the Closing (a certified copy of the minutes of the meeting of the board of directors of the Company authorizing the increase of the share capital of the Company and the correlative amendment of the by laws as a result of the exercise of the Company Options), and (ii) satisfactory evidence that all options granted by the Company other than the Company Options have been validly and irrevocably discharged and/or that any rights under such options have been validly waived with effect prior to the Closing Date and without any penalties or indemnities;

                  (b) Copies of the releases from Affiliates of the Company, pursuant to Section 6.10;

                  (c) For each of the Selling Stockholders an "ordre de mouvement" (transfer form) for the transfer of the Shares owned by such Person to Purchaser free and clear of all Liens;

                  (d) All statutory registers and other books and records relating to the Company and its Subsidiaries including, but not limited to, the Company's comptes d'actionnaires and registre des mouvements de titres;

                  (e) Evidence that the Company's works council has been consulted and has given an opinion regarding the acquisition of the Shares by Purchaser;

                  (f) All instruments and documents necessary to release any and all Liens on the Shares other than Permitted Exceptions;

                  (g) The Escrow Agreement executed by the Escrow Agent, Purchaser and the Stockholder Representative; and

                  (h) Deliveries contemplated by Section 7.1.

                  2.11 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to the Selling Stockholders:

                  (a) The Closing Amount;

                  (b) Deliveries contemplated by Section 7.2; and

                  (c) Such other documents as are required to be delivered by Purchaser to Selling Stockholders at or prior to the Closing under this Agreement.


                                  ARTICLE III

       REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLING STOCKHOLDERS

                  Each Selling Stockholder, other than the Investor Stockholders, severally and not jointly, hereby represents and warrants to Purchaser that:

                  3.1 Organization and Good Standing In the event that such Selling Stockholder is a corporation or other legal entity, such Selling Stockholder is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or establishment and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. In the event that such Selling Stockholder is a corporation or other legal entity, such Selling Stockholder is duly qualified or authorized to do business as a foreign corporation or other legal entity and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization.

                  3.2 Authorization of Agreement. Such Selling Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by such Selling Stockholder in connection with the consummation of the transactions contemplated by this Agreement (the "SELLING STOCKHOLDER DOCUMENTS"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Selling Stockholder Documents, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of such Selling Stockholder. This Agreement has been, and each of the Selling Stockholder Documents will be at or prior to the Closing, duly and validly executed and delivered by such Selling Stockholder and (assuming due authorization, execution and delivery by Purchaser) this Agreement constitutes, and each of the Selling Stockholder Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Selling Stockholder, enforceable against such Selling Stockholder in accordance with its terms.

                  3.3 Conflicts; Consents of Third Parties.

                  (a) Except as set forth in Schedule 3.3(a), none of the execution and delivery by such Selling Stockholder of this Agreement or the Selling Stockholder Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by such Selling Stockholder with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of such Selling Stockholder; (ii) any Contract or Permit to which any Selling Stockholder is a party or by which any of the properties or assets of such Selling Stockholder are bound; or (iii) any Law applicable to such Selling Stockholder or by which any of the properties or assets of such Selling Stockholder are bound.

                  (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of such Selling Stockholder in connection with the execution and delivery of this Agreement, the Selling Stockholder Documents, the compliance by such Selling Stockholder with any of the provisions hereof, or the consummation of the transactions contemplated hereby, except for any filings required to be made under applicable Antitrust Laws.

                  3.4 Ownership and Transfer of Shares. Except as set forth in
Schedule 3.4, such Selling Stockholder is the record and beneficial owner of the Shares indicated as being owned by such Selling Stockholder on Exhibit A, free and clear of any and all Liens. Such Selling Stockholder has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to such Shares, free and clear of any and all Liens.

                  3.5 Litigation. Except as set forth in Schedule 3.5, there is no Legal Proceeding pending or, to the Knowledge of such Selling Stockholder, threatened against such Selling Stockholder or to which such Selling Stockholder is otherwise a party relating to this Agreement, the Selling Stockholder Documents or the transactions contemplated hereby or thereby.

                  3.6 Financial Advisors. Except as set forth on Schedule 3.6, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for such Selling Stockholder in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof. Each Financial Investor further acknowledges that such Financial Investor is obligated to deliver to the Stockholder Representative 1% of the consideration to which each Financial Investor is entitled to hereunder at Closing for purposes of covering transaction expenses; any such amounts not so utilized to be refunded by the Stockholder Representative on the 30th Business Day after Closing.

                                    ARTICLE IV

             REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

                  The Selling Stockholders, other than the Financial Investors and the Investor Stockholders (and for purposes of clarity, the term "Selling Stockholders" as used in this Article IV shall exclude the Financial Investors and the Investor Stockholders), severally and not jointly, hereby represent and warrant, to Purchaser, subject to the exceptions provided in the Schedules to this Agreement furnished by the Selling Stockholders with specific reference to the Sections hereof to which such exceptions relate (it being understood and agreed by the parties, however, that disclosure of any fact or item in any such Schedule shall, should the existence of such fact or item be relevant to any other Section of this Agreement, be deemed disclosed with respect to such other Section of this Agreement but only to the extent that such relevance is readily apparent on the face of such disclosure (without the need for investigation or inquiry by Purchaser)), that:

                  4.1 Organization and Good Standing. The Company is a French societe anonyme duly organized, validly existing and in good standing under the laws of France and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not be reasonable likely to cause a Material Adverse Effect.

                  4.2 Intentionally Omitted.


                  4.3 Conflicts; Consents of Third Parties.

                  (a) Except as set forth in Schedule 4.3, none of the execution and delivery by the Company of this Agreement, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation or breach of, conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Company or any Subsidiary under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of the Company or any Subsidiary; (ii) any Contract or Permit to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary are bound; or (iii) any Law applicable to the Company or any Subsidiary or any of the properties or assets of the Company or any Subsidiary.

                  (b) Except as set forth in Schedule 4.3 and except for any filings required to be made under applicable Antitrust Laws, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company or any Subsidiary in connection with (i) the execution and delivery of this Agreement, the Company Documents, respectively, the compliance by the Company with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Permit or Contract of the Company or any Subsidiary.

                  4.4 Capitalization.

                  (a) The authorized capital stock of the Company consists of 14,891,690 ordinary shares and 6,772,985 B shares (collectively, the "COMMON STOCK"). As of the date hereof, there are 21,664,675 shares of Common Stock issued and outstanding. All of the issued and outstanding shares of Common Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar rights. All of the outstanding shares of Common Stock are owned of record by the holders and in the respective amounts as are set forth on Schedule 4.4(a).

                  (b) Schedule 4.4(b) sets forth the holders of Company Options and the respective number of shares of Common Stock subject to each outstanding Company Option, and the applicable exercise price, expiration date and vesting date. Except for Company Options described in Schedule 4.4(b), there is no existing option, warrant, call, right or Contract to which any Person (including the Selling Stockholder or the Company) is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company. Except as set forth in Schedule 4.4(b), there are no obligations, contingent or otherwise, of the Company or any Subsidiary to (i) repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock or other equity interests of any Subsidiary, or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. Except as set forth on
Schedule 4.4(b), there are no outstanding stock appreciation, profit participation or similar rights with respect to the Company or any of the Subsidiaries. Except as set forth on Schedule 4.4(b), each Option Holder has executed a Contractual Agreement with the Company. There are no bonds, debentures, notes or other indebtedness of the Company or the Subsidiaries having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equityholders) of the Company of the Subsidiaries may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or any Subsidiary or any Selling Stockholder is a party or is bound with respect to the voting or consent of any shares of Common Stock or the equity interests of any Subsidiary.

                  4.5 Subsidiaries. Schedule 4.5(a) sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all directors, officers and holders of powers of attorney to act for each such Subsidiary, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Except as set forth on Schedule 4.5(b), each Subsidiary is a duly organized and validly existing corporation, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.5(b), each Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right or any similar right. All such shares or other equity interests represented as being owned by the Company or any of the Subsidiaries are owned by them free and clear of any and all Liens. No shares of capital stock are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, right or Contract to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary. The Company does not own, directly or indirectly, any capital stock or equity securities of any Person other than the Subsidiaries. Except as set forth on Schedule 4.5, there are no material restrictions on the ability of the Subsidiaries to make distributions of cash to their respective equity holders.

                  4.6 Corporate Records.

                  (a) The Company has delivered to Purchaser true, correct and complete copies of the certificates of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and by-laws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Company and each of the Subsidiaries in each case as amended and in effect on the due date hereof, including all amendments thereto.

                  (b) The minute books of the Company and each Subsidiary previously made available to Purchaser contain true, correct and complete records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors of the Company and the Subsidiaries. The stock certificate books and stock transfer ledgers of the Company and the Subsidiaries previously made available to Purchaser are true, correct and complete. All stock transfer taxes levied, if any, or payable with respect to all transfers of shares of the Company and the Subsidiaries prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

                  4.7 Financial Statements.

                  (a) The Company has delivered to Purchaser copies of (i) the audited balance sheets of the Company as at December 31, 2004 and December 31, 2003 and the related statements of income and of cash flows of the Company for the years then ended and the unaudited consolidated balance sheets of the Company and the Subsidiaries as at December 31, 2005 and the related consolidated statements of income and of cash flows of the Company and the Subsidiaries for the years then ended (such statements are referred to herein as the "FINANCIAL STATEMENTS"). Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP (subject, in the case of the Financial Statements as at December 31, 2005 and for the year ending on December 31, 2005, to the absence of notes and normal period-end adjustments in accordance with past practice) consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as at the dates and for the periods indicated therein.

                  The consolidated balance sheet of the Company as at December 31, 2005 is referred to herein as the "BALANCE SHEET" and December 31, 2005 is referred to herein as the "BALANCE SHEET DATE."

                  (b) All books, records and accounts of the Company and the Subsidiaries are accurate and complete and are maintained in all material respects in accordance with all applicable Laws.

                  4.8 No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Liability of any nature required to be reflected or reserved against on the Balance Sheet or in the notes thereto in accordance with GAAP, and not so reflected or reserved, other than Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date that are immaterial to the Company and the Subsidiaries taken as a whole.

                  4.9 Absence of Certain Developments. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.9, since the Balance Sheet Date (i) the Company and the Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date:

                  (i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any Subsidiary having a replacement cost of more than (euro)50,000;

                  (ii) except for the Cash Extraction, there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or any Subsidiary;

                  (iii) neither the Company nor any Subsidiary has awarded or paid any bonuses to employees of the Company or any Subsidiary with respect to the fiscal year ended December 31, 2005, except to the extent accrued on the Balance Sheet, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to materially increase the compensation payable or to become payable by it to any of the Company's or any Subsidiary's directors, officers, employees, agents or representatives or agreed to materially increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

                  (iv) there has not been any change by the Company or any Subsidiary in accounting or Tax reporting principles, methods or policies;

                  (v) neither the Company nor any Subsidiary has made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

                  (vi) neither the Company nor any Subsidiary has entered into any transaction or Contract other than in the Ordinary Course of Business;

                  (vii) neither the Company nor any Subsidiary has failed to promptly pay and discharge current liabilities in excess of
         (euro)50,000, except where disputed in good faith by appropriate proceedings; neither the Company nor any Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any Selling Stockholder or any director, officer, partner, stockholder or Affiliate of any Selling Stockholder;

                  (viii) neither the Company nor any Subsidiary has (A) mortgaged, pledged or subjected to any Lien any of its assets, or (B) acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or any Subsidiary, except, in the case of clause (B), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business and with a value in excess of (euro)50,000;

                  (ix) neither the Company nor any Subsidiary has discharged or satisfied any Lien, or paid any Liability in excess of (euro)50,000, except in the Ordinary Course of Business;

                  (x) neither the Company nor any Subsidiary has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business and which in the aggregate, would not be material to the Company and the Subsidiaries taken as a whole;

                  (xi) neither the Company nor any Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of (euro)100,000 in the aggregate;

                  (xii) neither Company nor any Subsidiary has issued, created, incurred, assumed, guaranteed, endorsed or otherwise become liable or responsible with respect to (whether directly, contingently, or otherwise) any Indebtedness in an amount in excess of (euro)50,000 in the aggregate;

                  (xiii) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property except in the Ordinary Course of Business;

                  (xiv) neither the Company nor any Subsidiary has instituted or settled any Legal Proceeding resulting in a loss of revenue or payment in excess of (euro)50,000; and

                  (xv) none of the Selling Stockholders or the Company has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.9.

                  4.10 Taxes.

                  (a) (i) All Tax Returns required to be filed by or on behalf of each of the Company, any Subsidiary and any affiliated group of which the Company or any Subsidiary is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct; and (ii) all Taxes payable by or on behalf of each of the Company, any Subsidiary and any Affiliated Group of which the Company or any Subsidiary is or was a member, either payable individually or jointly and severally with any other Person, and whether or not shown on any Tax Return, have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, the Company has made due and sufficient accruals for such Taxes in the Financial Statements and its books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company and each Subsidiary.

                  (b) Except as set forth in Schedule 4.10(b), the Company and each Subsidiary has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

                  (c) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company or any Subsidiary, have been fully paid, and, there are no other audits or investigations by any Taxing Authority in progress, nor has the Selling Stockholders, the Company or any of the Subsidiaries received any notice from any Taxing Authority that it intends to conduct such an audit or investigation. No issue has been raised by a Taxing Authority in any prior examination of the Company or any Subsidiary which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

                  (d) Neither the Company nor any Subsidiary nor any other Person on their behalf has (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (ii) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (iii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

                  (e) Except as set forth in Schedule 4.10(e), neither the Company nor any Subsidiary has been or is a party to any partnership, joint venture, Tax sharing, consolidation, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

                  (f) Neither the Company nor any Subsidiary (i) is subject to any rulings of any Taxing Authority, or has entered into any written and legally binding agreement or is currently under negotiations to enter into any such agreements with any Taxing Authority, that would affect the situation of any of the Company or the Subsidiaries in any time period ending after the Closing Date; (ii) has made any commitment or entered into any agreement or taken any action resulting in a Tax deferral or Tax deferral liability; (iii) benefits from a specific Tax regime subordinated to the respect of any undertaking whatsoever; (iv) has consented to, or may be found liable as a result of any restructuring or similar transactions or (v) has waived any statute of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (g) There are no liens as a result of any unpaid Taxes upon any of the assets of the Company or any Subsidiary.

                  (h) The Tax credits and Tax losses reported in the Tax returns of the Company and of the Subsidiaries are valid and will not be affected by the transactions contemplated by this Agreement.

                  4.11 Real Property.

                  (a) Schedule 4.11(a) sets forth a complete list of (i) all real property and interests in real property leased by the Company and the Subsidiaries (individually, a "REAL PROPERTY LEASE" and collectively, the "REAL PROPERTY LEASES" ) as lessee or lessor, including a description of each such Real Property Lease (including the name of the third party lessor or lessee and the date of the lease or sublease and all amendments thereto). Neither the Company nor any of its Subsidiaries own any title to or interest in real property other than the Real Property Leases. The Real Property Leases constitute all interests in real property currently used, occupied or currently held for use in connection with the business of the Company and the Subsidiaries and which are necessary for the continued operation of the business of the Company and the Subsidiaries as the business is currently conducted. To the Knowledge of the Selling Stockholders, all of such properties and buildings, fixtures and improvements thereon (i) are in good operating condition without structural defects, and all mechanical and other systems located thereon are in good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all respects for their current uses. None of the improvements located on such properties constitute a legal non-conforming use or otherwise require any special dispensation, variance or special permit under any Laws. The Company has delivered to Purchaser true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

                  (b) Each of the Company and the Subsidiaries, as applicable, has a valid, binding and enforceable leasehold interest under each of the Real Property Leases under which it is a lessee, free and clear of all Liens other than Permitted Exceptions. Each of the Real Property Leases is in full force and effect. Neither the Company nor an Subsidiary is in material default under any Real Property Lease, and, to the Knowledge of the Selling Stockholders, no event has occurred and no circumstance exists which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a material default. Neither the Company nor any Subsidiary has received or given any notice of any material default by the Company or any Subsidiary under any of the Real Property Leases and, to the Knowledge of the Selling Stockholders, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

                  (c) The Company and the Subsidiaries have all certificates of occupancy and Permits of any Governmental Body necessary for the current use and operation of each property leased under the Real Property Leases (the "COMPANY PROPERTY"), and the Company and the Subsidiaries have fully complied with all material conditions of the Permits applicable to them. No material default or violation, or, to the Knowledge of the Selling Stockholders, event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any Permit.

                  (d) There does not exist any actual or, to the Knowledge of the Selling Stockholders, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and neither the Company nor any Subsidiary has received any written notice of the intention of any Governmental Body or other Person to take or use all or any part thereof.

                  (e) Neither the Company nor any Subsidiary has received any notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

                  (f) Neither the Company nor any Subsidiary owns, holds, is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

                  4.12 Tangible Personal Property.

                  (a) The Company and the Subsidiaries have good and marketable title to all of the items of tangible personal property used in the business of the Company and the Subsidiaries (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business and not in violation of this Agreement), free and clear of any and all Liens, other than the Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company and the Subsidiaries are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

                  (b) Schedule 4.12(b) sets forth all leases of personal property involving annual payments in excess of (euro)50,000 relating to personal property ("PERSONAL PROPERTY LEASES") used in the business of the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries is a party or by which the properties or assets of the Company or any of the Subsidiaries is bound. To the Knowledge of the Selling Stockholders, all of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Company has delivered to Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

                  (c) The Company and each of the Subsidiaries have valid and enforceable leasehold interests under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and neither the Company nor any Subsidiary has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a material default by the Company or any Subsidiary under any of the Personal Property Leases and, to the Knowledge of the Selling Stockholders, no other party is in material default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

                  4.13 Intellectual Property.

                  (a) Schedule 4.13(a) sets forth an accurate and complete list of all Patents, Marks and Copyrights owned or used by the Company or any Subsidiary. Schedule 4.13(a) lists the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any such application for such issuance and registration has been filed.

                  (b) Except as disclosed in Schedule 4.13(b) and to the Knowledge of the Selling Stockholders, the Company or a Subsidiary is the sole and exclusive owner of all right, title and interest in and to (i) all of the Patents, Marks and Copyrights used by the Company and the Subsidiaries, and (ii) each of the other Copyrights in any works of authorship prepared by or for the Company or a Subsidiary that resulted from or arose out of any work performed by or on behalf of the Company or any Subsidiary or by any employee, officer, consultant or contractor of any of them, in each case free and clear of all Liens or obligations to others. To the Knowledge of the Selling Stockholders, the Company or a Subsidiary is the sole and exclusive owner of, or has valid and continuing rights to use, sell and license, as the case may be, all other Intellectual Property used, sold or licensed by the Company or the Subsidiaries in their businesses as presently conducted, free and clear of all Liens or obligations to others (except for those specified licenses included in Schedule 4.13(e)).

                  (c) Except as set forth on Schedule 4.13(c), the Intellectual Property owned, used, practiced or otherwise commercially exploited by the Company or any Subsidiary, the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Products or Technology in connection with the business as presently conducted, and the Company's and the Subsidiaries' present business practices and methods, do not infringe, violate or constitute an unauthorized use or misappropriation of any Copyright, Mark, Trade Secret or other similar right, or, to the Knowledge of the Selling Stockholders, any Patent, of any Person (including pursuant to any non-disclosure agreements or obligations to which the Company or any Subsidiary or any of their present or former employees is a party, and including any intellectual property that might exist with respect to open software or other intellectual property publicly available for certain types of use). The Intellectual Property owned by or licensed to the Company and the Subsidiaries includes all of the intellectual property rights used by the Company and the Subsidiaries to conduct their business in the manner in which such business is currently being conducted.

                  (d) Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Intellectual Property Licenses listed in Schedule 4.13(d), neither the Company nor any of the Subsidiaries is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise or provide any other consideration of any kind, to any owner or licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the business of the Company and the Subsidiaries as currently conducted.

                  (e) Schedule 4.13(e) sets forth a complete and accurate list of all Contracts to which the Company or any Subsidiary is a party (i) granting any Intellectual Property or Intellectual Property Licenses involving individually annual payments in excess of (euro)500,000, (ii) containing a covenant not to compete or otherwise limiting its ability to use or exploit fully any of the Intellectual Property or (iii) containing an agreement to indemnify any other Person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property. The Company has delivered to Purchaser true, correct and complete copies of each Contract set forth on Schedule 4.13(e), together with all amendments, modifications or supplements thereto.

                  (f) Each of the Intellectual Property Licenses is in full force and effect and is the legal, valid and binding obligation of the Company and/or the Subsidiaries, enforceable against them in accordance with its terms. Neither the Company nor any Subsidiary is in material default under any Intellectual Property License, nor, to the Knowledge of the Selling Stockholders, is any other party to any Intellectual Property License in default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder. No party to any of the Intellectual Property Licenses has made a written material claim or demand against the Company for penalties or exercised any termination rights with respect thereto.

                  (g) No Trade Secret of the Company or any Subsidiary as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company or any Subsidiary to any employee or any third party other than pursuant to a written non-disclosure agreement including restrictions on the disclosure and use of the Intellectual Property. The Company and the Subsidiaries have taken security measures to protect the secrecy, confidentiality and value of all the Trade Secrets of the Company and the Subsidiaries, including invention disclosures, not the subject of any patents owned or patent applications filed by the Company or a Subsidiary.

                  (h) As of the date hereof, neither the Company nor any of the Subsidiaries is the subject of any pending or, to the Knowledge of the Selling Stockholders, threatened Legal Proceedings which involve a claim of infringement, misappropriation, unauthorized use, or violation of any intellectual property rights by any Person against the Company or the Subsidiaries or challenging the ownership, use, validity or enforceability of any material Intellectual Property. All of the Company's and the Subsidiaries' rights in and to material Intellectual Property are valid and enforceable.

                  (i) Except as set forth on Schedule 4.13(i), to the Knowledge of the Selling Stockholders, no Person is infringing, violating, misusing or misappropriating any material Intellectual Property of the Company or any Subsidiary, and no such claims have been made against any Person by the Company or any Subsidiary.

                  (j) There are no Orders to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound which restrict, in any material respect, the right to use any of the Intellectual Property.

                  (k) The consummation of the transactions contemplated hereby will not, in and of itself, result in the loss or impairment of Purchaser's right to own or use any of the Intellectual Property other than such loss or impairment resulting solely from any restrictions or qualities attributable to Purchaser.

                  (l) No present or former employee has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by the Company or any Subsidiary. To the Knowledge of the Selling Stockholders, no employee, consultant or independent contractor of the Company or any Subsidiary is, as a result of or in the course of such employee's, consultant's or independent contractor's engagement by the Company or any Subsidiary, in default or breach of any material term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement.

                  (m) Schedule 4.13(m) sets forth a complete and accurate list of (i) all Software that is owned exclusively by the Company or any Subsidiary that is material to the operation of the business of the Company and the Subsidiaries and (ii) all Software that is used by the Company or any Subsidiary in the business of the Company and the Subsidiaries that is not exclusively owned by the Company or any Subsidiary, excluding Software available on reasonable terms through commercial distributors or in consumer retail stores for a license fee of no more than (euro)50,000.

                  (n) The incorporation of any open source software into the products of the Company or any of the Subsidiaries has not resulted in any transfer of ownership to a third party of any Intellectual Property or Software of the Company that is material to the business of the Company and its Subsidiaries.

                  4.14 Material Contracts.

                  (a) Schedule 4.14(a) sets forth, by reference to the applicable subsection of this Section 4.14(a), all of the following Contracts to which the Company or any of the Subsidiaries is a party or by which any of them or their respective assets of properties are bound (collectively, the "MATERIAL CONTRACTS"):

                  (i) Contracts with any Selling Stockholder or Affiliate thereof or any current or former officer, director, stockholder or Affiliate of the Company or any of the Subsidiaries;

                  (ii) Contracts with any labor union or association representing any employee of the Company or any of the Subsidiaries;

                  (iii) Contracts for the sale of any of the assets of the Company or any of the Subsidiaries other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of its assets;

                  (iv) Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

                  (v) Contracts containing covenants of the Company or any of the Subsidiaries not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment or covenants of any other Person not to compete with the Company or any of the Subsidiaries in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

                  (vi) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any of the Subsidiaries of any operating business or material assets or the capital stock of any other Person;

                  (vii) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company or any Subsidiary, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

                  (viii) purchase Contracts giving rise to Liabilities of the Company or any of the Subsidiaries in excess of (euro)500,000 in any fiscal year;

                  (ix) all Contracts providing for payments by or to the Company or any of the Subsidiaries in excess of (euro)500,000 in any fiscal year or (euro)500,000 in the aggregate during the term thereof;

                  (x) all Contracts obligating the Company or any of the Subsidiaries to provide or obtain products of services for a period of one year or more or requiring the Company to purchase or sell a stated portion of its requirements or outputs;

                  (xi) Contracts under which the Company or any of the Subsidiaries has made advances or loans to any other Person;

                  (xii) Contracts providing for severance, retention or Change in Control Payments;

                  (xiii) Contracts for the employment of any individual on a full-time, part-time or consulting or other basis providing annual compensation in excess of (euro)100,000;

                  (xiv) material management Contracts and Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than 30 days' notice;

                  (xv) outstanding Contracts of guaranty, surety or indemnification, direct or indirect, by the Company or any of the Subsidiaries;

                  (xvi) Contracts (or group of related Contracts) which involve the capital expenditure of more than (euro)100,000 annually or
         (euro)100,000 in the aggregate;

                  (xvii) all material Contracts which do not contain a limitation of liability provision; and

                  (xviii) Contracts that are otherwise material to the Company and the Subsidiaries.

                  (b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company or any Subsidiary, and to the Knowledge of the Selling Stockholders, each other Person which is party thereto, enforceable against each of them in accordance with its terms. The consummation of the transactions contemplated by this Agreement, shall not, in and of itself, except as otherwise stated in Schedule 4.14(b), result in the termination of any Material Contract or result in any loss, impairment, penalty or other adverse consequence thereunder. Neither the Company nor any Subsidiary is in material default under any Material Contract, nor, to the Knowledge of the Selling Stockholders, is any other party to any Material Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default on the Company, any Subsidiary or any other party thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any material dispute with respect to any Material Contract. The Company has delivered to Purchaser true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

                  (c) All Change in Control Payments are set forth on Schedule 4.14(c).

                  4.15 Employee Benefits Plans.

                  (a) Schedule 4.15(a) sets forth a correct and complete list of all employee benefit plans, and all other plans, programs, agreements, policies, including bonus plans, employment, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or to which the Company contributed or is obligated to contribute thereunder for current or former employees of the Company, in each case, other than as provided under applicable Law or collective bargaining agreements disclosed on Schedule 4.16(a) (the "EMPLOYEES") (collectively, the "COMPANY PLANS"). The aggregate costs to the Subsidiaries in respect of all employees, including salaries, benefit plans, and all other plans, programs, agreements, policies, including bonus plans, employment, consulting or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Subsidiaries or to which the Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of the Subsidiaries does not exceed $200,000 per calendar month.

                  (b) Correct and complete copies of the following documents, with respect to each of the Company Plans, have been made available or delivered to Purchaser by the Company, to the extent applicable: (i) any plans, all amendments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) summary plan descriptions;
(iii) written communications to employees relating to the Company Plans.

                  (c) The Company Plans have been maintained in all material respects in accordance with their terms and with all provisions of applicable Law and regulations. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

                  4.16 Labor.

                  (a) Except as set forth on Schedule 4.16(a), neither the Company nor any of the Subsidiaries is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any of the Subsidiaries. The Company has delivered or otherwise made available to Purchaser true, correct and complete copies of the labor or collective bargaining agreements listed on
Schedule 4.16(a), together with all amendments, modifications or supplements thereto.

                  (b) No Employees are represented by any labor organization. No labor organization or group of Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Selling Stockholders, threatened to be brought or filed. There is no organizing activity involving the Company or any of the Subsidiaries pending or, to the Knowledge of the Selling Stockholders, threatened by any labor organization or group of Employees.

                  (c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Selling Stockholders, threatened against or involving the Company or any of the Subsidiaries. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Selling Stockholders, threatened by or on behalf of any Employee or group of Employees.

                  (d) There are no complaints, charges or claims against the Company or any of the Subsidiaries pending or, to Knowledge of the Selling Stockholders, threatened that could be brought or filed, with any Governmental Body based on, arising out of, in connection with or otherwise relating to the employment or termination of employment of or failure to employ, any individual. Except as set forth in Schedule 4.16(d), each of the Company and the Subsidiaries is in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance.


                  (e) Schedule 4.16(e) sets forth an accurate and complete list of the entire workforce of the Company and the Subsidiaries, including the names, duration of employment agreement and dates of hire of all employees of the Company and the Subsidiaries.

                  4.17 Litigation. Except as set forth in Schedule 4.17, there is no Legal Proceeding pending or, to the Knowledge of the Selling Stockholders, threatened against the Company or any of the Subsidiaries (or to the Knowledge of the Selling Stockholders, pending or threatened, against any of the officers, directors or employees of the Company or any of the Subsidiaries with respect to their business activities on behalf of the Company), or to which the Company or any of the Subsidiaries is otherwise a party before any Governmental Body; nor to the Knowledge of the Company nor the Selling Stockholders is there any reasonable basis for any such Legal Proceeding. Except as set forth on Schedule 4.17, neither the Company nor any Subsidiary is subject to any Order, and neither the Company nor any Subsidiary is in breach or violation of any Order. Except as set forth on Schedule 4.17, neither the Company nor any Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it.

                  4.18 Compliance with Laws; Permits.

                  (a) The Company and the Subsidiaries have been and are in compliance in all material respects with all Laws applicable to its business, operations or assets. Neither the Company nor any Subsidiary has received any notice of or been charged with the violation of any Laws. To the Knowledge of the Selling Stockholders, neither the Company nor any Subsidiary is under investigation with respect to the violation of any Laws and there are no facts or circumstances which would reasonable be expected to form the basis of any such violation.

                  (b) Schedule 4.18 contains a list of all Permits which are required for the operation of the business of the Company and the Subsidiaries as presently conducted, other than those the failure of which to possess is immaterial ("COMPANY PERMITS"). The Company and the Subsidiaries have all Company Permits. Neither the Company nor any Subsidiary is in material default or violation of a Company Permit and, to the Knowledge of the Selling Stockholders, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Company Permit and there are no facts or circumstances which could form the basis for any such default or violation. There are no Legal Proceedings pending or, to the Knowledge of the Selling Stockholders, threatened, relating to the suspension, revocation or modification of any Company Permit.

                  4.19 Insurance. The Company and the Subsidiaries have insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which the Company or any of the Subsidiaries is a party or by which it is bound, and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the business, assets and properties of the Company and the Subsidiaries. Set forth in Schedule 4.19 is a list and a short description of all insurance policies applicable to the Company or any of the Subsidiaries setting forth, in respect of each such policy, the policy name, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled within the last two years and, to the Knowledge of the Selling Stockholders, no threat has been made to cancel any insurance policy of the Company or any of the Subsidiaries during such period. Except as noted on Schedule 4.19, the consummation of the transactions contemplated hereby, in and of itself, shall not result in the termination of any such insurance or any loss or impairment thereunder. To the Knowledge of the Selling Stockholders, no event has occurred, including the failure by the Company or any of the Subsidiaries to give any notice or information or the Company or any of the Subsidiaries giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any of the Subsidiaries under any such insurance policies.

                  4.20 Accounts and Notes Receivable and Payable.

                  (a) All accounts and notes receivable of the Company and the Subsidiaries have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. None of the accounts or the notes receivable of the Company or any of the Subsidiaries (i) are subject to any setoffs or counterclaims or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

                  (b) All accounts payable of the Company and the Subsidiaries reflected in the Balance Sheet or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business and have been paid or are not yet due and payable.

                  4.21 Related Party Transactions. Except as set forth on
Schedule 4.21, no employee, officer, director, stockholder, partner or member of the Company of any of the Subsidiaries, any member of his or her immediate family or, to the Knowledge of the Selling Stockholders, any of their respective Affiliates ("RELATED PERSONS") (i) owes any amount to the Company or any of the Subsidiaries nor does the Company or any of the Subsidiaries owe any amount to, or has the Company or any of the Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company or any of the Subsidiaries (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company or any of the Subsidiaries, (iv) has any claim or cause of action against the Company or any of the Subsidiaries or (v) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any Subsidiary.

                  4.22 Customers and Suppliers.

                  (a) Schedule 4.22 sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company and the Subsidiaries, as measured by the euro amount of purchases therefrom or thereby, during the fiscal year ended December 31, 2005 showing the approximate total sales by the Company and the Subsidiaries to each such customer and the approximate total purchases by the Company and the Subsidiaries from each such supplier, during such period. (b) Since the Balance Sheet Date and until the date hereof, no customer or supplier listed on Schedule 4.22 has terminated its relationship with the Company or any of the Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company or any of the Subsidiaries and, to the Knowledge of the Selling Stockholders, no customer or supplier listed on Schedule 4.22 has notified the Company or the Subsidiaries that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or any of the Subsidiaries.

                  4.23 Product Warranty; Product Liability.

                  (a) Except as set forth on Schedule 4.23, each product manufactured, sold or delivered by the Company or any of the Subsidiaries in conducting its business has been in conformity with all product specifications all express and implied warranties and all applicable Laws. Neither the Company nor any of the Subsidiaries has any liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against on the Balance Sheet. Neither the Company nor any of the Subsidiaries has sold any products or delivered any services that included a warranty for a period of longer than one year.

                  (b) Neither the Company nor any of the Subsidiaries has any material liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company or any of the Subsidiaries.

                  4.24 Banks; Power of Attorney. Schedule 4.24 contains a complete and correct list of the names and locations of all banks in which Company or any Subsidiary has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. Except as set forth on Schedule 4.24, no person holds a power of attorney to act on behalf of the Company or any Subsidiary.

                  4.25 Certain Payments. None of the Company, any Subsidiary or any Selling Stockholder nor, to the Knowledge of the Selling Stockholders, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for the Company or any Subsidiary, (ii) to pay for favorable treatment for business secured by the Company or any Subsidiary, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary, or (iv) in violation of any Law, or (b) established or maintained any fund or asset with respect to the Company or any Subsidiary that has not be recorded in the books and records of the Company and the Subsidiaries.

                  4.26 Financial Advisors. Except as set forth on Schedule 4.26, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Selling Stockholders, the Company or any Subsidiary in connection with the transactions contemplated by this Agreement and no Person is or will be entitled to any fee or commission or like payment in respect thereof. Except as set forth on Schedule 4.26, the Company and the Subsidiaries have not incurred or paid any fees or expenses in connection with the process of selling the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including
(A) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Body or third parties on behalf of the Company or any of the Subsidiaries; (B) any fees or expenses associated with obtaining the release and termination of any Liens; (C) all brokers' or finders' fees; and (D) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts.

                                   ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to the Selling Stockholders that:

                  5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

                  5.2 Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the "PURCHASER DOCUMENTS"), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms.

                  5.3 Conflicts; Consents of Third Parties.

                  (a) Except as set forth on Schedule 5.3 hereto, none of the execution and delivery by Purchaser of this Agreement and of the Purchaser Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of such Purchaser; (ii) any Contract, or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound; (iii) any Order of any Governmental Body applicable to Purchaser or by which any of the properties or assets of Purchaser are bound; or (iv) any applicable Law.

                  (b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof, except for any filings required to be made under applicable Antitrust Laws.

                  5.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser or to which Purchaser is otherwise a party relating to this Agreement, the Purchaser Documents or the transactions contemplated hereby and thereby.

                  5.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

                                   ARTICLE VI

                                    COVENANTS

                  6.1 Access to Information; Confidentiality. The Selling Stockholders (other than the Financial Investors) shall cause the Company and the Subsidiaries to, afford to Purchaser and its accountants, counsel, financial advisors and other representatives access, during normal business hours upon reasonable notice throughout the period prior to the Closing, to the Company's and the Subsidiaries' respective properties and facilities (including all owned or leased real property and the buildings, structures, fixtures, appurtenances and improvements erected, attached or located thereon), books, financial information (including working papers and data in the possession of the Company's or the Subsidiaries' or their respective independent public accountants, internal audit reports, and "management letters" from such accountants with respect to the Company's or any of the Subsidiaries' systems of internal control), Contracts and records of the Company and the Subsidiaries and, during such period, shall furnish promptly such information concerning the businesses, properties and personnel of the Company and the Subsidiaries as Purchaser shall reasonably request; provided, however, such investigation shall not unreasonably disrupt the Company's operations and no such investigation or inspection shall be conducted more frequently than twice per month. Prior to the Closing, the Selling Stockholders (other than the Financial Investors) shall generally keep Purchaser informed as to all material matters involving the operations and businesses of the Company and each of the Subsidiaries. All nonpublic information provided to, or obtained by, Purchaser in connection with the transactions contemplated hereby shall be "CONFIDENTIAL INFORMATION" for purposes of the Confidentiality Agreement dated May 9, 2005 between Purchaser and the Company (the "CONFIDENTIALITY AGREEMENT"), the terms of which shall continue in force until the Closing; provided that Purchaser and the Selling Stockholders (other than the Financial Investors) may disclose such information as may be necessary in connection with seeking necessary consents and approvals as contemplated hereby. Notwithstanding the foregoing, the Selling Stockholders (other than the Financial Investors) shall not be required to disclose any information if such disclosure would contravene any applicable Law. No information provided to or obtained by Purchaser pursuant to this Section 6.1 shall limit or otherwise affect the remedies available hereunder to Purchaser (including Purchaser's right to seek indemnification pursuant to Article VIII), or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

                  6.2 Conduct of the Business Pending the Closing.

                  (a) Except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, between the date hereof and the Closing, the Selling Stockholders (other than the Financial Investors) shall cause the Company and the Subsidiaries to:

                  (i) conduct the respective businesses of the Company and the Subsidiaries only in the Ordinary Course of Business;

                  (ii) use their commercially reasonable efforts to (A) preserve the present business operations, organization (including officers and employees) and goodwill of the Company and the Subsidiaries and (B) preserve the present relationships with Persons having business dealings with the Company and the Subsidiaries (including customers and suppliers);

                  (iii) maintain (A) all of the material assets and properties of, or used by, the Company and the Subsidiaries in their current condition, ordinary wear and tear excepted, and (B) insurance upon all of the properties and assets of the Company and the Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

                  (iv) (A) maintain the books, accounts and records of the Company and the Subsidiaries in the Ordinary Course of Business, (B) continue to collect accounts receivable and pay accounts payable utilizing normal procedures and without discounting or accelerating payment of such accounts, and (C) comply with all contractual and other obligations of the Company and the Subsidiaries;

                  (v) undertake reasonable efforts to comply with the capital expenditure plan of the Company and the Subsidiaries for the fiscal year 2006, including making such capital expenditures in the amounts and at the times set forth in such plan;

                  (vi) maintain the key employees of the Company and the Subsidiaries; and

                  (vii) comply in all material respects with all applicable
         Laws.

                  (b) Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or with the prior written consent of Purchaser, the Selling Stockholders (other than the Financial Investors) shall cause the Company and the Subsidiaries not to:

                  (i) other than in connection with any Cash Extraction and the Option Payments, declare, set aside, make or pay any dividend or other distribution in respect of the capital stock of, or other ownership interests in, the Company or any of the Subsidiaries or repurchase, redeem or otherwise acquire any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries;

                  (ii) transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, the Company or any of the Subsidiaries, other than the issuance of ordinary shares of the Company as a result of the exercise of the Company Options;

                  (iii) other than in connection with any Cash Extraction permitted hereunder, effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company or any of the Subsidiaries, or amend the terms of any outstanding securities of the Company or any Subsidiary;

                  (iv) amend the certificate of incorporation or by-laws or equivalent organizational or governing documents of the Company or any of the Subsidiaries;

                  (v) (A) increase the salary or other compensation of any director, officer or employee of the Company or any of the Subsidiaries, except for normal increases in the Ordinary Course of Business set forth on Schedule 6.2(b)(v) attached hereto, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, employee or consultant, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or any of the Subsidiaries or otherwise modify or amend or terminate any such plan or arrangement, (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of the Company or any Subsidiary (or amend any such agreement to which the Company or any of the Subsidiaries is a party); or (E) otherwise enter into or alter any employment, change in control, transaction or sale bonus, deferred compensation, severance, retirement, consulting or managerial services agreement with respect to any director, officer, employee or independent contractor of the Company or any of the Subsidiaries, except for (1) normal promotion, merit or cost-of-living increases to non-executive employees or independent contractors and (2) the hiring of new employees with a maximum of (euro)60,000 in total annual target compensation (including bonus) (other than sales employees who shall have a maximum of
         (euro)80,000 in total annual target compensation (including bonus)); provided, however that the aggregate total annual target compensation (including bonus) of all such hires shall not exceed (euro)500,000;

                  (vi) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness; (ii) except in the Ordinary Course of Business, pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness of the Company or any of the Subsidiaries; or (iii) modify the terms of any Indebtedness or other Liability;

                  (vii) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, the Company or any of the Subsidiaries;

                  (viii) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of, or used by, the Company and the Subsidiaries, other than in the Ordinary Course of Business;

                  (ix) enter into or agree to enter into any merger or consolidation with any corporation or other entity, and not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities, of any other Person;

                  (x) cancel or compromise any debt or claim or waive or release any material right of the Company or any of the Subsidiaries except in the Ordinary Course of Business;

                  (xi) enter into any commitment for capital expenditures of the Company and the Subsidiaries in excess of (euro)50,000 for any individual commitment and (euro)100,000 for all commitments in the aggregate;

                  (xii) enter into, modify or terminate any labor or collective bargaining agreement of the Company or any of the Subsidiaries or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any of the Subsidiaries;

                  (xiii) introduce any material change with respect to the operation of the Company or any of the Subsidiaries, including any material change in the types, nature, composition or quality of its products or services, or, other than in the Ordinary Course of Business, make any change in product specifications or prices or terms of distributions of such products or change its pricing, discount, allowance or return policies or grant any pricing, discount, allowance or return terms for any customer or supplier not in accordance with such policies;

                  (xiv) enter into any transaction or enter into, modify or renew any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business;

                  (xv) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Related Persons;

                  (xvi) make a change in its accounting or Tax reporting principles, methods or policies;

                  (xvii) (i) make, change or revoke any Tax election, settle or compromise any Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes, or (ii) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return shall have been prepared in a manner consistent with past practice and the Company shall have provided Purchaser a copy thereof (together with supporting papers) at least three Business Days prior to the due date thereof for Purchaser to review and approve (such approval not to be unreasonably withheld or delayed);

                  (xviii) enter into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

                  (xix) terminate, amend, restate, supplement or waive any rights under any (A) Material Contract, Real Property Lease, Personal Property Lease or Intellectual Property License, other than in the Ordinary Course of Business or (B) Permit;

                  (xx) settle or compromise any pending or threatened Legal Proceeding or any claim or claims for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than (euro)50,000;

                  (xxi) change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities;

                  (xxii) take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement;

                  (xxiii) make any capital contributions or distributions of any kind to, or in respect of, the proposed joint venture with Beijing Polywin Technology Co. Ltd., a Chinese corporation (to be named Poly-Netcentrex Co. Ltd.) (the "CHINESE VENTURE"), including, without limitation, the capital contribution of (euro)250,000 to be made within six months after such joint venture obtaining the required certificates to do business in China; and

                  (xxiv) agree to do anything (A) prohibited by this Section 6.2, (B) which would make any of the representations and warranties of the Selling Stockholders in this Agreement or any of the Selling Stockholder Documents or Company Documents untrue or incorrect in any material respect or could result in any of the conditions to the Closing not being satisfied or (C) that would be reasonably expected to have a Material Adverse Effect.

                  (c) Notwithstanding anything to the contrary set forth herein,
(i) in no event shall the Selling Stockholders cause the Company and any of the Subsidiaries effect any Cash Extraction which results in aggregate Cash distributions in respect of the Shares in excess of the sum of (A)
(euro)21,417,000 and (B) the amount of cash actually received by the Company in connection with exercise by the Option Holders of Company Options. The Cash Extraction shall be effected as described in Schedule 6.1.

                  6.3 THIRD PARTY CONSENTS. The Selling Stockholders (other than the Financial Investors) and the Company shall use, and the Company shall cause the Subsidiaries to use, their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Body, which consents, waivers, approvals and notices are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Sections 3.3(b) and 4.3(b) hereof (except for such matters covered by Section 6.4). All such consents, waivers, approvals and notices shall be in writing and in form and substance satisfactory to Purchaser, and executed counterparts of such consents, waivers and approvals shall be delivered to Purchaser promptly after receipt thereof, and copies of such notices shall be delivered to Purchaser promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required to pay any amounts in connection with obtaining any consent, waiver or approval.

                  6.4 Governmental Consents and Approvals. Each of Purchaser and the Selling Stockholders (other than the Financial Investors) shall use its commercially reasonable efforts to obtain at the earliest practical date all consents, waivers, approvals, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Bodies which are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notices referred to in Sections 3.3(b) and 4.3(b). Each of Purchaser and the Selling Stockholders (other than the Financial Investors) shall, and the Selling Stockholders (other than the Financial Investors) shall cause the Company to, use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the transactions contemplated by this Agreement under any Law, including any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the "ANTITRUST LAWS"). Without limiting the foregoing, Purchaser and Selling Stockholders (other than the Financial Investors) shall, and the Selling Stockholders (other than the Financial Investors) shall cause the Company to, (i) make all filings required of each of them or any of the Company or their respective Subsidiaries or Affiliates under any Antitrust Law with respect to the transactions contemplated hereby as promptly as practicable and, in any event, within five (5) Business Days after the date of this Agreement, (ii) comply at the earliest practicable date with any request under Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from any Governmental Body in respect of such filings or such transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Body under any Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use commercially reasonable efforts to furnish to each other party hereto all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.

                  6.5 Further Assurances. Subject to, and not in limitation of,
Section 6.4, each of the Selling Stockholders and Purchaser shall use his or its commercially reasonable efforts to (i) take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

                  6.6 No Shop.

                  (a) Other than in connection with the exercise (if any) of the drag along right contained in the shareholders' agreement among the Company and certain of its shareholders dated as of December 1, 1999, as amended on November 17, 2000 (the "SHAREHOLDERS Agreement"), the Selling Stockholders shall not, and shall cause the Company, the Subsidiaries, any of the Affiliates, directors, officers, employees, representatives or agents of the Selling Stockholders, the Company or any of the Subsidiaries (collectively, the "REPRESENTATIVES") to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any of the Subsidiaries or any capital stock or other ownership interests of the Company or any of the Subsidiaries (including, without limitation, any public offering or registration of shares of the Company) other than the transactions contemplated by this Agreement (an "ACQUISITION TRANSACTION"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company or the Subsidiaries in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing, including without limitation, in connection with the exercise of preemptive rights under the Shareholders Agreement.

                  (b) The Selling Stockholders (other than the Financial Investors) shall, and shall cause the Company to, notify Purchaser orally and in writing promptly (but in no event later than 24 hours) after receipt by any of the Selling Stockholders, the Company, the Subsidiaries or any of the Representatives thereof of any proposal or offer from any Person other than Purchaser to effect an Acquisition Transaction or any request for non-public information relating to the Company or any of the Subsidiaries or for access to the properties, books or records of the Company or any Subsidiary by any Person other than Purchaser. Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Company, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. The Selling Stockholders (other than the Financial Investors) shall keep Purchaser informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

                  (c) The Selling Stockholders (other than the Financial Investors) shall, and shall cause the Company, the Subsidiaries and their Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Purchaser) conducted heretofore with respect to any Acquisition Transaction. The Selling Stockholders (other than the Financial Investors) agree not to (and the Selling Stockholders (other than the Financial Investors) agree to cause the Company and the Subsidiaries not to) release any third party from the confidentiality and standstill provisions of any agreement to which the Company or any of the Subsidiaries is a party.

                  6.7 Non-Competition; Non-Solicitation; Confidentiality.

                  (a) For a period of three (3) years from and after the Closing Date, the Selling Stockholders (other than the Non-Employee Selling Stockholders, the Investor Stockholders and the Financial Investors) shall not, and shall cause their Affiliates not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in developing software that enables voice or video internet protocol communications and/or services or that otherwise competes with the Company or any of the Subsidiaries (a "RESTRICTED BUSINESS"); provided, however, that the restrictions contained in this Section 6.7(a) shall not (i) restrict the acquisition by such Selling Stockholders, directly or indirectly, of less than 5% of the outstanding capital stock of any company engaged in a Restricted Business and (ii) restrict Theodore Martin from engaging in the activities set forth on Schedule 6.7(a).

                  (b) For a period of three (3) years from and after the Closing Date, the Selling Stockholders (other than the Non-Employee Selling Stockholders, the Investor Stockholders and the Financial Investors) shall not, and shall cause their directors, officers, employees and Affiliates not to, directly or indirectly: (i) cause, solicit, induce or encourage any employees of the Company or the Subsidiaries to leave such employment or hire, employ or otherwise engage any such individual; or (ii) cause, induce or encourage any material client, customer, supplier, or licensor of the Company or any of the Subsidiaries (including any existing or former customer of the Company or the Subsidiaries) or any other Person who has a material business relationship with the Company or any of the Subsidiaries, to terminate or adversely modify any such actual relationship.

                  (c) From and after the Closing Date, the Selling Stockholders shall not and shall cause their directors, officers, employees and Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any Confidential Information (as defined below). The Selling Stockholders shall not have any obligation to keep confidential (or cause its officers, directors or Affiliates to keep confidential) any Confidential Information if and to the extent disclosure thereof is specifically required by applicable Law; provided, however, that in the event disclosure is required by applicable Law, the Selling Stockholders shall, to the extent reasonably possible, provide Purchaser with prompt notice of such requirement prior to making any disclosure so that Purchaser may seek an appropriate protective order. For purposes of this Section 6.7(c), "CONFIDENTIAL INFORMATION" means any information with respect to the Company or any of the Subsidiaries, including methods of operation, customer lists, products, prices, fees, costs, Technology, inventions, Trade Secrets, know-how, Software, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. "CONFIDENTIAL INFORMATION" does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder.

                  (d) The covenants and undertakings contained in this Section
6.7 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.7 will cause irreparable injury to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.7 will be inadequate. Therefore, Purchaser will be entitled to a temporary and permanent injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.7 without the necessity of proving actual damage. The rights and remedies provided by this Section 6.7 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity.

                  6.8 Publicity.

                  (a) None of the Purchaser or Selling Stockholders shall (and the Selling Stockholders (other than the Financial Investors) shall cause the Company not to) issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Purchaser or its Affiliates lists securities, provided that, to the extent required by applicable Law, the party intending to make such release shall, to the extent legally permissible, promptly consult with the other party with respect to the text thereof before making any such public statement or announcement.

                  (b) Each of Purchaser and the Selling Stockholders agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law, the terms of this Agreement are available in the public domain without breach of this Section by such party or in order to comply with such party's obligations under the Shareholders Agreement or other provision of this Agreement. In the event that such disclosure, availability or filing is required by applicable Law, each of Purchaser and the Selling Stockholders (as applicable) agrees to use its commercially reasonable efforts to obtain confidential treatment of this Agreement by any other Governmental Body and to redact such terms of this Agreement the other party shall request.

                  6.9 Use of Name. The Selling Stockholders (other than the Financial Investors) hereby agree that upon the Closing, the Company shall have the sole right to the use of the name "Netcentrex" or similar names and any service marks, trademarks, trade names, d/b/a names, fictitious names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the business of the Company and the Subsidiaries, including any name or mark confusingly similar thereto and the Marks listed on Schedule 4.13(a) (collectively, the "COMPANY MARKS"). The Selling Stockholders (other than the Financial Investors) shall not, and shall not permit their respective Affiliates to, use such name or any variation or simulation thereof or any of the Company Marks. Each of the Selling Stockholders (other than the Financial Investors) shall, and shall cause each its Affiliates to, immediately after the Closing, cease to hold itself out as having any affiliation with the Company or any of its Affiliates.

                  6.10 Related-Party Transactions with Non-Management Affiliates. On or prior to the Closing Date, the Selling Stockholders (other than the Financial Investors) shall cause the Company and the Subsidiaries to
(a) terminate all Contracts with any of the Selling Stockholders or their respective Affiliates (other than (i) those Contracts set forth on Schedule 6.10 and (ii) Contracts between the Company and the Subsidiaries, Contracts between the Company and the Subsidiaries and their respective officers and employees and Contracts the continuation of which Purchaser has approved in writing) and (b) deliver releases executed by such Affiliates with whom the Company has terminated such Contracts pursuant to this Section 6.10 providing that no


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
further payments are due, or may become due, under or in respect of any such terminated Contacts; provided that in no event shall the Selling Stockholders (other than the Financial Investors) cause the Company or any of the Subsidiaries to pay any fee or otherwise incur any expense or financial exposure with respect to any such termination or release.

                  6.11 Fees and Expenses. No later than three Business Days prior to the Closing Date, the Selling Stockholders (other than the Financial Investors) shall deliver to Purchaser (i) final invoices in respect of the Company Transaction Expenses from third-party service providers to whom payments are required to be made by the Company or any of the Subsidiaries, and (ii) a statement of the Company setting forth an estimate of the aggregate amount of Company Transaction Expenses (whether or not paid as of such date) as of the Closing Date. On the Closing Date prior to the Closing, the Selling Stockholders (other than the Financial Investors) shall deliver to Purchaser a statement of the Company setting forth the aggregate amount of Company Transaction Expenses as of the Closing Date (whether or not paid as of such date). The Selling Stockholders (other than the Financial Investors) shall cause the Company to pay and discharge all such Company Transaction Expenses at or prior to the Closing. All final invoices shall provide that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company in connection with the transactions contemplated by this Agreement.

                  6.12 Notification of Certain Matters. The Selling Stockholders (other than the Financial Investors) shall give notice to Purchaser and Purchaser shall give notice to the Selling Stockholders, as promptly as reasonably practicable upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused or is reasonably likely to cause any representation or warranty in this Agreement made by it to be untrue or inaccurate in any respect at any time after the date hereof and prior to the Closing, (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) the institution of or the threat of institution of any Legal Proceeding against any of the Selling Stockholders, the Company or any of the Subsidiaries related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this
Section 6.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the parties hereto.

                  6.13 Option Payments. The Selling Stockholders (other than the Financial Investors) shall cause the Company to make an offer, no later than fifteen (15) days prior to Closing, of payment (the "OPTION PAYMENTs") to the Option Holders holding the outstanding Company Options in respect of ordinary shares of the Company having an exercise price of no less than (euro)6.00 per ordinary share in an amount equal to approximately (euro)1.00 in respect of each underlying ordinary share held by such Option Holder as indemnity in consideration for the cancellation of such Company Options; provided, however, that, if Purchaser so elects by written notice to the Company prior to the Closing, the Company shall not commit or distribute such bonuses in respect of the Carve Out Options. Subject to Section 7.1(l), the Option Payments shall be made or the obligations incurred (which, for the purposes of clarity, shall require irrevocable acceptance by such Option Holder) prior to, or concurrent with, the Closing.

                  6.14 Release. Each Selling Stockholder hereby agrees to unconditionally release and forever discharge Purchaser, its Affiliates and the respective affiliates, officers and directors of Purchaser and its Affiliates, at the Closing, from (a) any and all obligations or duties the Company might have to such Selling Stockholder and (b) any and all claims of Liability, whether legal or equitable, of every kind and nature, which such Selling Stockholder ever had, now has or may claim against the Company; provided, however, that this release shall exclude (i) those Liabilities of Purchaser under this Agreement, (ii) if such Selling Stockholder is a director, officer or employee of the Company or any Subsidiary of the Company, this release shall exclude, to the extent applicable, (A) compensation (including bonuses), if any, for the current pay period not yet paid, (B) reimbursement for expenses incurred by such Selling Stockholder in the ordinary course of his or her employment which are reimbursable under the expense reimbursement policies of the Company or any Subsidiary and (C) accrued vacation, subject to the policies on accrual and carryforward of the Company or any Subsidiary and (iii) any claims against any officer or director of the Company based on fraud (but not including any claim for which such officer or director is entitled to indemnification from the Company or any Purchaser Indemnified Party). This Section 6.14 shall be for the benefit of, and shall be enforceable by, the Company, Purchaser, any other subsidiary of Purchaser, and their respective affiliates, officers and directors.

                  6.15 Resignation of Directors. The Selling Stockholders (other than the Financial Investors) shall cause each of the directors of the Company and the Subsidiaries set forth on Schedule 6.15 to submit a letter of resignation effective on or before the Closing Date or shall otherwise cause the removal of such director prior to the Closing Date.

                  6.16 Drag Along Covenant. Purchaser, as beneficiary of (i) the drag-along right provided for in Section 9 of the Shareholders Agreement and
(ii) the drag-along rights provided for in each Section 2 of the "contractual agreements" entered into between the Company and each Option Holder (the "CONTRACTUAL AGREEMENTS"), agrees to exercise such drag-along rights in accordance with the terms of the Shareholders Agreement and the Contractual Agreements within thirty (30) days after the date hereof with respect to all Shares or Company Options held by Persons bound by the Shareholders Agreements and the Contractual Agreements (the "PROMISORS"); by providing written notice (which shall be countersigned by the Selling Stockholders as of such date) to the requisite Promisors, which Promisors shall be identified by the Stockholder Representative, of its intention to exercise such rights as to require the sale of Shares to Purchaser at (but not prior to) the Closing on the terms and subject to the conditions set forth herein, it being understood that (a) each holder of Shares will be given the option of being treated as either a Non-Financial Investor Stockholder or Financial Investor under this Agreement and (b) only holders of Shares who are Investor Stockholders will be entitled to be treated as Investor Stockholders under this Agreement. Purchaser agrees to purchase any and all Shares which may be tendered by Persons entitled to the tag-along rights provided by Section 10 of the Shareholders Agreement, under the same terms and conditions as those offered to the Selling Stockholders; it being understood that (a) each holder of Shares will be given the option of being treated as either a Non-Financial Investor Stockholder or Financial Investor under this Agreement and (b) only holders of Shares who are Investor Stockholders will be entitled to be treated as Investor Stockholders under this Agreement. Purchaser shall, upon acquisition of the Shares pursuant to its exercise of the drag along rights or another Person's exercise of his or its tag along rights, execute a deed of adherence to the Shareholders Agreement, in accordance with Section 22 of the Shareholders Agreement.

                  6.17 Shares and Company Options. The Selling Stockholders shall, and shall the Company to, use their best efforts to cause (a) all Option Holders to exercise their Company Options or to accept the Option Payments in consideration for the cancellation of the Company Options held by them and (b) all Minority Stockholders to enter into this Agreement and to agree to tender the Shares held by them at Closing.

                  6.18 Preemptive Right. Each Selling Stockholder waives to the fullest extent possible the benefit of the preemptive right accruing to the benefit of such Selling Stockholder provided for in Section 8 of the Shareholders Agreement (the "PREEMPTIVE RIGHT") and acknowledges that the execution and delivery of this Agreement, shall be deemed notification by and to such Selling Stockholder as required in Section 8.2 of the Shareholders Agreement; provided, however, that, vis-a-vis the relevant third parties concerned by the Preemptive Right but not party to this Agreement, each Selling Stockholder shall provide due notification of such contemplated transfer of the Shares held by such Selling Stockholder in accordance with the terms and conditions of Section 8.2 of the Shareholders Agreement and pursuant to the draft letter attached hereto as Exhibit 6.18.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

                  7.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

                  (a) (i) the representations and warranties of the Selling Stockholders contained in Article III, the first sentence of Section 4.1 (Organization), Section 4.4 (Capitalization) and Section 4.5 (Subsidiaries) shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing (as though made on the Closing Date), and (ii) all other representations and warranties of the Selling Stockholders contained herein shall be true and correct as of the date of this Agreement and as of the Closing (as though made on the Closing Date), except to the extent that the representations and warranties referred to in this clause (ii) expressly speak as of an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), such that the aggregate of any and all breaches of the representations and warranties referred to in this clause (ii) are not, in the aggregate, likely to, result in a Material Adverse Effect;

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
                  (b) the Selling Stockholders shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date;

                  (c) there shall not have been or occurred any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a Material Adverse Effect since the Balance Sheet Date;

                  (d) no Legal Proceedings (other than those set forth on Schedule 3.5) shall have been instituted or threatened or claim or demand made against the Selling Stockholders, the Company or any of the Subsidiaries, or Purchaser, seeking to restrain or prohibit, or to obtain substantial damages with respect to, the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

                  (e) Purchaser shall have received a statement signed by the Stockholder Representative in form and substance reasonably satisfactory to Purchaser, dated the Closing Date, to the effect that each of the conditions specified above in Sections 7.1(a)-(d) have been satisfied in all respects.

                  (f) (i) the Selling Stockholders, the Company or the Subsidiaries shall have obtained or made any other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (ii) Purchaser shall have obtained all consents, waivers and approvals under all Antitrust Laws and those consents, waivers and approvals referred to in Sections 3.3(c) and 4.3(c) hereof;

                  (g) none of Theodore Martin and Olivier Hersent shall have repudiated any of the terms of their respective employment mandates with the Company dated as of the date hereof;

                  (h) Purchaser, the Stockholder Representatives and the Escrow Agent shall have entered into and executed the Escrow Agreement substantially in the form of Exhibit B hereto;

                  (i) Purchaser shall have received the items listed in Sections
2.9 and 2.10;

                  (j) Purchaser shall have received (1) the audited balance sheets of the Company and the Subsidiaries as at December 31, 2005 and the related consolidated statements of income and cash flows of the Company and the Subsidiaries prepared in accordance with US GAAP and (2) the audited balance sheets of the Company and the Subsidiaries as at December 31, 2005 and the related consolidated statements of income and cash flows of the Company and the Subsidiaries for the year then ended prepared in accordance with GAAP (the "AUDITED FINANCIAL STATEMENTS") and revenue and operating income, as reflected in the Audited Financial Statements, shall not be less than 90% of revenue and operating income, respectively, as reflected in the Financial Statements as at December 31, 2005 and for the year ending on December 31, 2005; and

                  (k) The Company shall own all of the issued and outstanding securities of each of its Subsidiaries (other than the Chinese Venture);

                  (l) All outstanding options de souscription ou d'achat d'actions issued by the Company shall have been waived or exercised, and upon exercise thereof the Options Holders shall enter into this Agreement; provided, however that this condition shall be deemed satisfied (1) if Company Options with an exercise price of (euro)6.00 per ordinary share of the Company representing no more than 100,000 underlying ordinary shares remain outstanding or (2) if Purchaser elects to waive the required Option Payments in respect of the Carve Out Options and the Carve Out Options remain outstanding (the Company Options (if any) referenced in subsection (1) and (2) above shall be collectively referred to herein as the "ASSUMED OPTIONS"); provided, in each case, the Assumed Options shall be subject to Contractual Agreements between the Option Holder thereof and the Company and such Assumed Options shall not relate to the purchase of outstanding shares of the Company's capital stock held by the Company;

                  (m) Purchaser shall have received a waiver, amendment, acknowledgement or other written instrument substantially in the form delivered to the Stockholder Representative on the date hereof and attached hereto as Exhibit G in respect of the scope of intellectual property rights owned by Company or its Subsidiaries transferred to California State University pursuant to that certain Contract No. 2000015342 made and entered into March 3, 2005;

                  (n) At least 96.5% of the Shares shall have been tendered or sold to Purchaser pursuant to the exercise of the drag along rights contemplated by Section 6.16 hereof by the Minority Stockholders and Selling Stockholders at Closing pursuant to this Agreement (none of which shall have been repudiated their obligations hereunder prior to Closing); and

                  (o) the Estimated Purchase Price Adjustment shall be less than $24,600,000.

                  7.2 Conditions Precedent to Obligations of the Selling Stockholders. The obligations of the Selling Stockholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by the Selling Stockholders in whole or in part to the extent permitted by applicable Law):

                  (a) the representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);

                  (b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

                  (c) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

                  (d) Purchaser shall have obtained or made any other consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body required to be obtained or made by it in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                  (e) The Preemptive Rights shall not have been exercised by any party to the Shareholders Agreement; provided, however, that such condition shall be deemed satisfied to the extent that such exercise is effected by a Selling Stockholder in contravention of the terms of this Agreement.

                                   ARTICLE VIII

                                 INDEMNIFICATION

                  8.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement shall survive the Closing through and including the eighteen (18) month anniversary of the Closing Date; provided, however, that the representations and warranties (a) of the Selling Stockholders (other than the Financial Investors) set forth in Sections 3.1 (Organization), 3.2 (Authorization), 3.4 (Ownership), 3.6 (Financial Advisors), 4.1 (Organization), 4.4 (Capitalization), 4.5 (Subsidiaries) and 4.28 (Financial Advisors), shall survive the Closing indefinitely, (b) of the Selling Stockholders set forth in Sections 4.10 (Taxes) and 4.15 (Employee Benefit Plans) shall survive the Closing until 90 days following the expiration of the applicable statute of limitations with respect to the particular matter that is the subject matter thereof and (c) of Purchaser set forth in Sections 5.1 (Organization), 5.2 (Authorization) and 5.6 (Financial Advisors) shall survive the Closing indefinitely (in each case, the "SURVIVAL PERIOD"); provided, however, that any obligations under Sections 8.2(a)(i) and 8.2(b)(i) shall not terminate with respect to any Losses as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 8.3(a) before the termination of the applicable Survival Period.

                  8.2 Indemnification.

                  (a) Subject to Sections 8.1, 8.4 and 8.6 hereof, the Selling Stockholders (other than the Investor Stockholders and the Financial Investors) hereby agree, jointly and severally, to indemnify and hold Purchaser, the

Company, and their respective directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the "PURCHASER INDEMNIFIED PARTIES") harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and attorneys' and other professionals' fees), actually incurred, whether or not involving a third party claim (individually, a "LOSS" and, collectively, "LOSSES"), but solely from the amounts remaining from the Indemnity Escrow Amount held by the Escrow Agent (subject to the immediately following sentence and to the terms of the Escrow Agreement):

                  (i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by the Selling Stockholders in this Agreement (other than in Article III) or in any Selling Stockholder Document or Company Document to be true and correct in all respects at and as of the date hereof and at and as of the Closing Date;

                  (ii) based upon, attributable to or resulting from the failure of any of the representations and warranties made by each Selling Stockholder in Article III to be true and correct in all respects as of the date hereof and at and as of the Closing Date;

                  (iii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Selling Stockholders under this Agreement;

                  (iv) arising from or related to any Indebtedness of the Company and the Subsidiaries as of the Closing Date not otherwise included in calculation of the decrease of the Purchase Price required by Section 2.2(i) hereof;

                  (v) arising from or related to any Company Transaction Expenses incurred prior to the Closing Date not otherwise included in calculation of the decrease of the Purchase Price required by Section 2.2(ii) hereof;

                  (vi) arising from or related to any Change in Control Payments not otherwise included in calculation of the decrease of the Purchase Price required by Section 2.2(iv) hereof;

                  (vii) costs and Liabilities incurred by the Company and the Subsidiaries in connection with, or associated with, any Cash Extraction, to the extent not reflected in the Included Liabilities;

                  (viii) based upon, attributable to or resulting from the contemplated public offering of shares of the Company prior to the Closing Date to the extent not reflected in the Included Liabilities;

                  (ix) arising from or related to any fees, commissions, or like payments by any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for the Selling Stockholders or the Company or the Subsidiaries in connection with the transactions contemplated by this Agreement;

                  (x) costs and Liabilities incurred by the Company, Purchaser or their Affiliates in connection with the cancellation or exercise of the Assumed Options (including, without limitation, Taxes and social contribution costs) in excess of the Option Holdback; and

                  (xi) costs and Liabilities incurred by the Company, Purchaser or their Affiliates in connection with any and all litigation or claims brought by, or on behalf of shareholders of the Company, related to the transactions contemplated by this Agreement or related to any period prior to Closing (other than as a result of, or arising out of, Purchaser's breach of this Agreement).

                  Notwithstanding the foregoing, each of the Selling Stockholders, other than the Investor Stockholders and the Financial Investors, shall be severally (pro rata in accordance with the Shares to be sold by such Selling Stockholder hereunder as compared with the total number of Shares to be sold hereunder) personally liable for (a) any amount of Losses in excess of the balance of the Indemnity Escrow Amount being held by the Escrow Agent in accordance with the terms hereof and (b) any amount of Losses related to the failure to be true and correct of any of the representations and warranties of such Selling Stockholder set forth in Section 3.1 (Organization), 3.2 (Authorization), 3.4 (Ownership), and 3.6 (Financial Advisors) (it being understood that, in the case of this clause (b), only such Selling Stockholder's pro rata share of the then Indemnity Escrow Amount shall be available to satisfy claims with respect to such Selling Stockholder's breach of such representations and warranties).

                  The representations and warranties of Financial Investors (for the avoidance of doubt, only those contained in Article III hereof) shall survive the Closing until the third anniversary of the Closing (such period shall be the "SURVIVAL PERIOD" applicable to the representations and warranties made by the Financial Investors). Each of the Financial Investors, shall be severally (pro rata in accordance with the Shares to be sold by such Financial Investors hereunder as compared with the total number of Shares to be sold hereunder) personally liable for any amount of Losses related to the failure to be true and correct of any of the representations and warranties of such Financial Investor set forth in Article III.

                  (b) Subject to Sections 8.1 and 8.4, Purchaser hereby agrees to indemnify and hold the Selling Stockholders and their respective Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the "SELLING STOCKHOLDER INDEMNIFIED PARTIES") harmless from and against, and pay to the applicable Selling Stockholder Indemnified Parties the amount of any and all Losses:

                  (i) based upon, attributable to or resulting from the failure of any of the representations or warranties made by Purchaser in this

         Agreement or in any Purchaser Document to be true and correct in all respects at the date hereof and as of the Closing Date; and

                  (ii) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Purchaser under this Agreement or any Purchaser Document.

                  (c) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement, shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and agreements. Until the Closing Date, Purchaser shall notify the Stockholder Representative of breaches of any of the representations and warranties made by the Selling Stockholders in Article IV of this Agreement in respect of any developments between the date hereof and the Closing Date of which Purchaser becomes aware and which relate solely to matters first arising or occurring between the date hereof and the Closing Date that cause a representation or warranty which is true and correct as of the date hereof not to be correct when made as of the Closing Date.

                  8.3 Indemnification Procedures.

                  (a) A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VIII in the absence of prejudice for the Company, its Subsidiaries and the Selling Stockholders.

                  (b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 8.2 hereof (regardless of the limitations set forth in Section 8.4) (a "THIRD PARTY CLAIM"), the indemnified party shall promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure. Subject to the provisions of this Section 8.3, the indemnifying party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified by it hereunder, it shall


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within five days of the indemnified party's written notice of the assertion of such Third Party Claim (or sooner, if the nature of the Third Party Claim so requires) notify the indemnified party of its intent to do so; provided, that the indemnifying party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the indemnified party defends any Third Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Third Party Claim, the indemnified party may participate, at his or its own expense, in the defense of such Third Party Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Third Party Claim. The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim. Notwithstanding anything in this Section 8.3 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless the claimant or claimants and such party provide to such other party an unqualified release from all liability in respect of the Third Party Claim. If the indemnifying party makes any payment on any Third Party Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third Party Claim.

                  (c) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement, in each case with respect to an Third Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall pay all of such remaining sums so due and owing to the indemnified party, subject to
Section 8.5, by wire transfer of immediately available funds within five Business Days after the date of such notice. In addition, Purchaser shall be entitled to offset amounts owed to the Purchaser Indemnified Parties under this
Article VIII (for purposes of clarity, amounts shall be deemed owed to any Purchaser Indemnified Party if a claim (other than a Third Party Claim) made by any Purchaser Indemnified Party under Section 8.3(a) is not contested, or if such claim is contested or relates to a Third Party Claim, upon final decision, judgment or award being rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, upon settlement, or upon entering into a mutually binding agreement between the indemnified party and the indemnifying party), other than amounts owed by the Financial Investors, against its obligation to make payments under Section 2.5,
2.6 or 2.7 hereof, in the event that, and to the extent that, such amounts, together with the amount of the then Unresolved Claims, exceed the then balance of the Indemnity Escrow Amount being held by the Escrow Agent.

                  8.4 Limitations on Indemnification.

                  (a) An indemnifying party shall not have any liability under
Section 8.2(a)(i) or Section 8.2(b)(i), unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable thereunder based upon, attributable to or resulting from the failure of any of the representations or warranties to be true and correct exceeds $600,000 (the "BASKET") and, in such event, the indemnifying party shall be required to pay the entire amount of such all Losses in excess of the Basket; provided that the Basket limitation shall not apply to (i) Losses related to the failure to be true and correct of any of the representations and warranties set forth in Section 3.1 (Organization), 3.2 (Authorization), 3.4 (Ownership), 3.6 (Financial Advisors), 4.1 (Organization),
4.4 (Capitalization), 4.5 (Subsidiaries), 4.28 (Financial Advisors), 5.1 (Organization), 5.2 (Authorization) and 5.6 (Financial Advisors) and (ii) Losses relating to the failure to be true and correct of any of the representations and warranties made by the Financial Investors.

                  (b) Subject to the following sentence, neither the Selling Stockholders nor Purchaser shall be required to indemnify any Person under
Section 8.2(a)(i) or 8.2(b)(i) for an aggregate amount of Losses exceeding $24,600,000 (the "CAP") in connection with Losses related to the failure to be true and correct of any of the representations or warranties of the Selling Stockholders or Purchaser in Articles III, IV and V, respectively; provided that
(i) there shall be no Cap with respect to Losses related to the failure to be true and correct of any of the representations or warranties contained in Sections 3.1 (Organization), 3.2 (Authorization), 3.4 (Ownership), 3.6 (Financial Advisors), 4.1 (Organization), 4.4 (Capitalization), 4.5 (Subsidiaries), 4.7 (Ownership), and 4.28 (Financial Advisors), and 5.1 (Organization), 5.2 (Authorization) and 5.6 (Financial Advisors) of this Agreement and (ii) to the extent that the Losses related to the failure to be true and correct of any representation of warranty contained in Section 4.13 (Intellectual Property) exceed the Cap, the Cap, solely with respect to such Losses, shall be increased to $41,000,000. The Liability of each Financial Investor under this Article VIII may not exceed the amount of the Purchase Price paid by Purchaser to such Financial Investor.

                  (c) Notwithstanding the foregoing, the Selling Stockholders (other than the Financial Investors) shall not be obliged to indemnify with respect to any single claim (or a series of related claims resulting from a similar defect or cause) under Section 8.2 if the entire amount of Losses relating to such claim (or series of related claims) is less than twenty thousand dollars ($20,000) (net of VAT, if applicable).

                  (d) Solely for purposes of determining the Losses hereunder in respect of any failure of any representations or warranties to be true and correct or the breach of any covenants and agreements, any materiality or

Material Adverse Effect qualifications in the representations, warranties, covenants and agreements shall be disregarded.

                  (e) From and after the Closing, except in the event of fraud (in which case the parties shall be entitled to exercise all of their rights, and seek all damages available to them, under law or equity) and in respect of
Section 6.7 hereof, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement, shall be indemnification in accordance with this Article VIII; provided, however, that nothing contained herein shall limit in any manner any and all rights available to Purchaser in the event that any Selling Stockholder shall not have good title to its Shares, have the requisite authority to become a party to this Agreement, perform its obligations hereunder or sell the Shares held by such Selling Stockholder to Purchaser pursuant hereto free and clear or Liens. Notwithstanding the foregoing, this Section 8.4(e) shall not operate to interfere with or impede the operation of the provisions of Article IX or
Article II providing for the (i) resolution of certain disputes relating to the Purchase Price between the parties and/or by an Arbiter and (ii) limit the rights of the parties to seek equitable remedies (including specific performance or injunctive relief).

                  (f) The Selling Stockholders shall have no right of contribution or other recourse against the Company or the Subsidiaries or their respective directors, officers, employees, Affiliates, agents, attorneys, representatives, assigns or successors for any Third Party Claims asserted by Purchaser Indemnified Parties, it being acknowledged and agreed that the covenants and agreements of the Company are solely for the benefit of the Purchaser Indemnified Parties.

                  8.5 Calculation of Claim.

                  (a) The amount of the indemnifying party's Liability under this Article VIII shall be net of (i) any amounts recovered by the indemnified party under applicable insurance policies and other savings that have been realized by the indemnified party and (ii) any reserves specifically applicable to, and in respect of, such Claim to the extent taken into account in connection with the calculation of Closing Working Capital. If an indemnifying party's obligation under this Article VIII arises in respect of an adjustment which makes allowable to the indemnified party, any of its Affiliates or, in the case of Purchaser, effective upon the Closing, the Company or any Subsidiary any deduction, amortization, exclusion from income or other allowance (a "TAX BENEFIT") which would not, but for such adjustment, be allowable, then any payment by the indemnifying party to the indemnified party shall be an amount equal to (x) the amount otherwise due but for this subsection (a), minus (y) the present value of the Tax Benefit multiplied by the maximum corporate Tax rate in effect at the time the relevant adjustment is made or, in the case of a credit, by 100 percent. The present value referred to in the preceding sentence shall be determined using a discount rate equal to the mid-term applicable rate in effect at the time the relevant adjustment is made and assuming that the Tax Benefit will be used at the earliest date or dates allowable by applicable Law.

                  (b) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof; provided, that the foregoing shall not be construed to preclude recovery by the indemnified party in respect of Losses directly incurred from Third Party Claims. For purposes of clarity, it is understood that Purchaser shall not be entitled to recover amounts under this Article VIII after applying to the amount of any such loss actually incurred a multiple representing the multiple used to value the Company and the Subsidiaries in connection with the transactions contemplated hereby. For illustrative purposes, if Purchaser valued the Company and the Subsidiaries for purposes of the transactions contemplated by this Agreement by multiplying revenues of the Company and the Subsidiaries as of a specified measurement date by ten (10) and, after the Closing, Purchaser suffers an actual loss of $100 which results in a direct reduction to the revenues as of such measurement date by $100, based solely on such hypothetical fact pattern, Purchaser would be entitled to recover $100 rather than $1,000 (the amount by which the proposed valuation would have been decreased as a result of such revenue reduction, $100 multiplied by $1,000).

                  (c) The Selling Stockholders and Purchaser shall each take commercially reasonable actions to mitigate their damages.

                  (d) No Liability (whether in contract, tort or otherwise) shall attach to the Selling Stockholders in respect of any Claim or under
Section 8.2, to the extent that the Claim occurs solely as a result of, or the portion of the Claim that is increased solely as a result of:

                  (i) any willful misconduct, gross negligence or bad faith of the Company or Purchaser in respect of such Claim with respect to any period following the Closing Date;

                  (ii) any change in the accounting principles or practices of Purchaser introduced or having effect after the Closing Date;

                  (iii) any increase in the rates of Taxation made after the date hereof; or

                  (iv) any change in law or regulation or in its interpretation or administration by relevant local courts, by the Tax authorities or by any other monetary or regulatory authority (whether or not having the force of law) after the date hereof; or

                  (v) any Tax solely resulting from timing difference in the corresponding charge (reintegration of depreciation, reintegration of provisions) will only be taken into account to the extent of the costs of related penalties, late payment interests or fines.

                  8.6 Selling Stockholders' Information. In the event that the Selling Stockholders shall have paid to any Purchaser Indemnified Party an amount in respect of a Claim and subsequent to the making of such payment, such Purchaser Indemnified Party recovers (it being agreed that such Purchaser

Indemnified Party shall use commercially reasonable efforts to recover any such amounts to which it becomes entitled to recover in respect of such Claim) from some third party (including insurance proceeds) a sum in respect of such original Claim, then Purchaser shall promptly upon receipt of the sum so recovered from a third party, distribute such sum to the Selling Stockholders, provided that the amount so distributed shall, in no event, exceed the amount originally paid by the Selling Stockholders in respect of such original Claim.

                  8.7 Indemnity Escrow. On the Closing Date, Purchaser shall, on behalf of the Selling Stockholders other than the Investor Stockholders and the Financial Investors, pay to a financial institution that agrees to act as escrow agent (the "ESCROW AGENT") under the Escrow Agreement attached hereto as Exhibit B, with such changes as may be reasonably requested by the Escrow Agent (the "ESCROW AGREEMENT"), at the Closing in immediately available funds, to the account designated by the Indemnity Escrow Agent, an amount equal to $24,600,000 (the "INDEMNITY ESCROW AMOUNT"), in accordance with the terms of this Agreement and the Escrow Agreement, which will be executed at the Closing, by and among Purchaser, the Stockholder Representative, on behalf of the Selling Stockholders other than the Investor Stockholders and the Financial Investors, and the Escrow Agent (the "ESCROW AGREEMENT"). Any payment the Selling Stockholders (other than the Investor Stockholders and the Financial Investors) are obligated to make to any Purchaser Indemnified Parties pursuant to this Article VIII shall be paid first, to the extent there are sufficient funds in the Escrow Account, by release of funds to the Purchaser Indemnified Parties from the Escrow Account by the Escrow Agent in accordance with the terms of the Escrow Agreement and shall accordingly reduce the Indemnity Escrow Amount and, second, to the extent the Indemnity Escrow Amount is insufficient to pay any remaining sums due, then the Selling Stockholders (other than the Investor Stockholders and the Financial Investors) shall be required to pay (on a pro rata basis in accordance with their ownership of Shares immediately prior to Closing) all of such additional sums due and owing to the Purchaser Indemnified Parties by wire transfer of immediately available funds within five Business Days after the date of such notice. On the January 8, 2007, if the sum of (a) the amount of the Escrow Amount utilized for any indemnification claim and (b) the amount of claims for indemnification under this Article VIII asserted prior thereto but not yet resolved (at any time, "UNRESOLVED CLAIMS") is less than $3,000,000, the Escrow Agent shall release the excess of (1) Indemnity Escrow Amount (to the extent not utilized to pay Purchaser for any indemnification claim) over (2) $19,200,000, to the Stockholder Representative, on behalf of the Selling Stockholders other than the Investor Stockholders and the Financial Investors. On the eighteen (18) month anniversary of the Closing Date, the Indemnity Escrow Agent shall release the Indemnity Escrow Amount (to the extent not utilized to pay Purchaser for any indemnification claim) to the Stockholder Representative, , on behalf of the Selling Stockholders other than the Investor Stockholders and the Financial Investors, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of then Unresolved Claims. The Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Purchaser for any such claims resolved in favor of Purchaser) upon their resolution in accordance with this Article VIII and the terms of the Escrow Agreement.

                  8.8 Tax Matters.

                  (a) Transfer Taxes. Purchaser shall be liable for and shall pay all sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges as levied by any Governmental Body including any interest and penalties) in connection with the transactions contemplated by this Agreement.

                  (b) Disputes. Any dispute as to any matter covered hereby shall be resolved by an independent accounting firm mutually acceptable to the Stockholder Representative and Purchaser. The fees and expenses of such accounting firm shall be borne equally by the Selling Stockholders other than the Investor Stockholders and the Financial Investors, on the one hand, and Purchaser on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which the party responsible for preparing such Tax Return deems correct.

                  (c) Tax Treatment of Indemnity Payments. The Selling Stockholders and the Purchaser agree to treat any indemnity payment made pursuant to this Article VIII as an adjustment to the Purchase Price for all income tax purposes.

                                   ARTICLE IX

                                   TERMINATION

                  9.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

                  (a) At the election of the Stockholder Representative or Purchaser on or after July 1, 2006 (such date, as it may be extended under Section 9.2(a), the "TERMINATION DATE"), if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in material default of any of its obligations hereunder;

                  (b) by mutual written consent of the Stockholder Representative and Purchaser;

                  (c) by written notice from Purchaser to the Stockholder Representative that there has been an event, change, occurrence or circumstance, individually or in the aggregate with any such events, changes, occurrences or circumstances that has had or would reasonable be expected to have a Material Adverse Effect;

                  (d) by the Stockholder Representative or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that, subject to the last sentence of Section 6.4(b) hereof, the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence); provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a


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
party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

                  (e) by Purchaser if any Selling Stockholder or the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of any Selling Stockholder or the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.1(a) or 7.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by the Stockholder Representative of notice of such breach from the Purchaser; or

                  (f) by the Stockholder Representative if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Purchaser shall have become untrue, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within ten (10) days following receipt by Purchaser of notice of such breach from the Stockholder Representative.

                  9.2 Procedure Upon Termination. In the event of termination and abandonment by Purchaser or the Stockholder Representative, or both, pursuant to Section 9.1, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by Purchaser, the Company or the Selling Stockholders.

                  9.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser, any Selling Stockholder or the Company; provided, however, that the obligations of the parties set forth in this Section 9.3, Article X and Section
6.8 hereof shall survive any such termination and shall be enforceable hereunder; provided further, however, that nothing in this Section 9.3 shall relieve Purchaser, any Selling Stockholder or the Company of any liability for a breach of the covenants in this Agreement prior to the effective date of termination.

                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1 Expenses. Except as otherwise provided in this Agreement, the Selling Stockholders and Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company bear any of such costs and expenses.

                  10.2 Stockholder Representative.


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
                  (a) Each Selling Stockholder (other than the Financial Investors) hereby irrevocably appoints Theodore Martin (the "STOCKHOLDER REPRESENTATIVE") as such Selling Stockholder's representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Selling Stockholder with respect to the transfer of such Selling Stockholder's Shares to Purchaser in accordance with the terms and provisions of this Agreement and the execution and delivery of the Escrow Agreement and to act on behalf of such Selling Stockholder in any amendment of or litigation or arbitration involving this Agreement or the Escrow Agreement and to do or refrain from doing all such further acts and things, and to execute all such documents, as such Stockholder Representative shall deem necessary or appropriate in conjunction with any of the transactions contemplated by this Agreement, including the power:

                  (i) to take all action necessary or desirable in connection with the waiver of any condition to the obligations of the Selling Stockholders to consummate the transactions contemplated by this Agreement;

                  (ii) to negotiate, execute and deliver all ancillary agreements, statements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement (it being understood that such Selling Stockholder shall execute and deliver any such documents which the Stockholder Representative agrees to execute);

                  (iii) to terminate this Agreement if the Selling Stockholders are entitled to do so;

                  (iv) to give and receive all notices and communications to be given or received under this Agreement and to receive service of process in connection with the any claims under this Agreement, including service of process in connection with arbitration; and

                  (v) to take all actions which under this Agreement may be taken by the Selling Stockholders and to do or refrain from doing any further act or deed on behalf of the Selling Stockholder which the Stockholder Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as such Selling Stockholder could do if personally present.

                  (b) The Financial Investors hereby irrevocably appoints the Stockholder Representative as such Financial Investor's representative, attorney-in-fact and agent, with full power of substitution to act in the name, place and stead of such Financial Investor with respect to Sections 2.3, 2.4 and 9.1.

                  (c) If Theodore Martin becomes unable to serve as Stockholder Representative, Olivier Hersent, or such other Person or Persons as may be designated by a majority of the Selling Stockholders, shall succeed as the Stockholder Representative.

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
                  10.3 Specific Performance. The Selling Stockholders acknowledge and agree that a breach of this Agreement would cause irreparable damage to Purchaser and that Purchaser will not have an adequate remedy at law. Therefore, the obligations of the Selling Stockholders under this Agreement, including the Selling Stockholders' obligation to sell the Shares to Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

                  10.4 Submission to Jurisdiction; Consent to Service of Process. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any court located within the ressort de la Cour d'Appel de Paris over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

                  10.5 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto), the Selling Stockholder Documents and the Purchaser Documents represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and, subject to Section 10.12, can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

                  10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of France applicable to contracts made and performed in such state.

                  10.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

               If to any Selling Stockholder, to:

               Theodore Martin Martin
               9, rue de Chanzy
               75011 Paris
               France


               With a copy to:

               Xenia Legendre
               Skadden, Arps, Slate, Meagher & Flom LLP
               68, rue du Faubourg Saint Honore
               75008 Paris
               Paris


               and

               CDC ENTREPRISES INNOVATION
               Valery HUOT
               Tour Maine Montparnasse - 33, Avenue du Maine - B.P. 180 -
                 75755 Paris Cedex 15 France

               INNOVACOM
               Denis CHAMPENOIS
               23 rue royale
               75008 Paris France

               with a copy to:

               Fabrice PATRIZIO Orrick - RAMBAUD MARTEL 25, Boulevard de l'amiral bruix 75782 paris cedex 16 France

               If to Purchaser, to:

               c/o Comverse Technology, Inc.
               909 Third Avenue
               New York, NY 10022
               United States of America
               Attn:  Paul Robinson, Vice President of Legal and General Counsel
               Facsimile: (212) 652-6725

               With a copy to:

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, NY 10153
               Facsimile: (212) 310-8007
               Attention: David Zeltner, Esq.

                  10.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  10.9 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Selling Stockholders or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign this Agreement and any or all rights or obligations hereunder (including Purchaser's rights to purchase the Shares and Purchaser's rights to seek indemnification hereunder) to any Affiliate of Purchaser, provided, however, that Purchaser shall provide written notice to the Stockholder Representative of any such assignment prior to any such assignment being made and an undertaking in such notice to remain jointly liable for the performance by the assignee of all obligations undertaken by the Purchaser under this Agreement. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires.

                  10.10 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Purchaser or the Selling Stockholders shall have any liability for any obligations or liabilities of Purchaser or the Selling Stockholders, as the case may be, under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.


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
                  10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                  10.12 Additional Parties. After the date hereof, one or more Minority Stockholders who are not parties to this Agreement as of such date may be added as "Selling Stockholders" party hereto upon the execution by such Minority Stockholder of a counterpart of the Agreement and delivery thereof to Purchaser and the execution by Purchaser and delivery thereof to such Minority Stockholder without the consent or vote of any of the Selling Stockholders. In addition, Minority Stockholders may become "Selling Stockholders" party hereto without the consent or vote of any of the Selling Stockholders as a result of the exercise of the drag along rights as contemplated in Section 6.16 hereof.

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

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.



                                             COMVERSE, INC.

                                             By: /s/ David Kreinberg
                                                 -------------------------------
                                                 Name: David Kreinberg
                                                 Title: Authorized Signatory


                              SELLING STOCKHOLDERS:


Theodore Martin-Martin                       Bernard Jannes

/s/ Theodore Martin-Martin                   /s/ Theodore Martin-Martin
-----------------------------------          -----------------------------------
                                             Theodore Martin-Martin
                                             Attorney-in-Fact


Olivier Hersent                              Fabio Ferrari

/s/ Olivier Hersent                          /s/ Theodore Martin-Martin
-----------------------------------          -----------------------------------
                                             Theodore Martin-Martin
                                             Attorney-in-Fact


Herve Goguely                                Eric Draghi

/s/ Theodore Martin-Martin                   /s/ Theodore Martin-Martin
-----------------------------------          -----------------------------------
Theodore Martin-Martin                       Theodore Martin-Martin
Attorney-in-Fact                             Attorney-in-Fact



Eric Hassid                                  Dominique Lanfranchi

/s/ Theodore Martin-Martin                   /s/ Theodore Martin-Martin
-----------------------------------          -----------------------------------
Theodore Martin-Martin                       Theodore Martin-Martin
Attorney-in-Fact                             Attorney-in-Fact



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
Nicolas Jordan                               Francois Duliege

/s/ Theodore Martin-Martin                   /s/ Theodore Martin-Martin
-----------------------------------          -----------------------------------
Theodore Martin-Martin                       Theodore Martin-Martin
Attorney-in-Fact                             Attorney-in-Fact


For: Montisambert                            Jean-Marie Pironneau
     (formerly Chausson Finance)

/s/ Theodore Martin-Martin                   /s/ Theodore Martin-Martin
-----------------------------------          -----------------------------------
Theodore Martin-Martin                       Theodore Martin-Martin
Attorney-in-Fact                             Attorney-in-Fact


Guillaume Widmer                             Alain Fernando-Santana

/s/ Theodore Martin-Martin                   /s/ Theodore Martin-Martin
-----------------------------------          -----------------------------------
Theodore Martin-Martin                       Theodore Martin-Martin
Attorney-in-Fact                             Attorney-in-Fact


Boris Dezier                                 Christophe Chausson

/s/ Theodore Martin-Martin                   /s/ Theodore Martin-Martin
-----------------------------------          -----------------------------------
Theodore Martin-Martin                       Theodore Martin-Martin
Attorney-in-Fact                             Attorney-in-Fact


For: Technocom Ventures                      For: FCPR CDC Innovation 2000

By: /s/                                      By: /s/ C. Pardex
    -------------------------------              -------------------------------
Name:                                        Name: C. Pardex
Title: Managing Director                     Title: Managing Director



For: Intel Atlantic                          For: V1 FCPR
                                                  (formerly Viventures FCPR)

By: /s/ Diane Labrador                       By:
    -------------------------------              -------------------------------
Name: Diane Labrador                         Name:
Title: Assistant Treasurer                   Title:



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
For: Crescendo World Fund                    For: Innovacom3

By:                                          By: /s/
    -------------------------------              -------------------------------
Name:                                        Name:
Title:                                       Title:



For: Eagle Ventures Fund                     For: CDC Entreprises Innovation

By:                                          By: /s/ C. Pardex
    -------------------------------              -------------------------------
Name:                                        Name: C. Pardex
Title:                                       Title: Managing Director

























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